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                                                                     Exhibit 2.1




                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                                   EG&G, INC.

                                       AND

                           ETS ACQUISITION CORPORATION

                                  (the "Buyer")





                                  July 19, 1999



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                                TABLE OF CONTENTS
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ARTICLE I.........................................................................................................2
   1.1 Purchase and Sale of Assets; Assumption of Liabilities.....................................................2
   1.2 Purchase Price and Related Matters.........................................................................6
   1.3 The Closing................................................................................................7
   1.4 Post-Closing Adjustment....................................................................................8
   1.5 Consents to Assignment....................................................................................10
   1.6 Novation of Government Contracts..........................................................................11
   1.7 Further Assurances........................................................................................13
ARTICLE II.......................................................................................................13
   2.1 Organization, Qualification and Corporate Power...........................................................13
   2.2 Title to Property.........................................................................................14
   2.3 Authority.................................................................................................15
   2.4 Noncontravention..........................................................................................15
   2.5 Investments in Other Entities.............................................................................16
   2.6 Financial Statements......................................................................................16
   2.7 Absence of Certain Changes................................................................................16
   2.8 Undisclosed Liabilities...................................................................................18
   2.9 Tax Matters...............................................................................................18
   2.10 Tangible Personal Property...............................................................................18
   2.11 Owned and Leased Real Property...........................................................................19
   2.12 Intellectual Property....................................................................................19
   2.13 Contracts................................................................................................20
   2.14 Litigation...............................................................................................22
   2.15 Labor Matters............................................................................................22
   2.16 Employee Benefits........................................................................................22
   2.17 Environmental Matters....................................................................................25
   2.18 Legal Compliance.........................................................................................27
   2.19 Permits..................................................................................................27
   2.20 Entire Business..........................................................................................27
   2.21 Government Contracts.....................................................................................27
   2.22 Brokers' Fees............................................................................................30
   2.23 Insurance................................................................................................30
   2.24 Business Relationships with Affiliates...................................................................30
ARTICLE III......................................................................................................30
   3.1 Organization..............................................................................................30
   3.2 Authority.................................................................................................31
   3.3 Noncontravention..........................................................................................31
   3.4 Broker's Fees.............................................................................................31
   3.5 Litigation................................................................................................31
   3.6 Financing.................................................................................................32

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   3.7 Solvency..................................................................................................32
   3.8 Government Contracts and Security Clearance...............................................................32
   3.9 Transfer of Environmental Permits.........................................................................32
   3.10 Financing................................................................................................32
   3.11 Hart-Scott-Rodino Matters................................................................................33
ARTICLE IV.......................................................................................................33
   4.1 Efforts...................................................................................................33
   4.2 [Intentionally Omitted.]..................................................................................33
   4.3 Release from Liability....................................................................................33
   4.4 Operation of Business.....................................................................................34
   4.5 Access....................................................................................................34
   4.6 Exclusivity...............................................................................................35
   4.7 Novation Agreement........................................................................................35
   4.8 Cooperation with Financing................................................................................35
   4.9 Repayment of Indebtedness; Elimination of Intercompany Items..............................................36
   4.10 Transition of Systems....................................................................................36
ARTICLE V........................................................................................................36
   5.1 Conditions to Obligations of the Buyer....................................................................36
   5.2 Conditions to Obligations of the Seller...................................................................37
ARTICLE VI.......................................................................................................38
   6.1 Indemnification by the Seller.............................................................................38
   6.2 Indemnification by the Buyer..............................................................................39
   6.3 Claims for Indemnification................................................................................40
   6.4 Survival..................................................................................................42
   6.5 Limitations...............................................................................................42
   6.6 Treatment of Indemnification Payments.....................................................................44
   6.7 Treatment of Certain Claims...............................................................................44
ARTICLE VII......................................................................................................45
   7.1 Termination of Agreement..................................................................................45
   7.2 Effect of Termination.....................................................................................46
   7.3 ASA Termination Provisions................................................................................46
ARTICLE VIII.....................................................................................................47
   8.1 Definitions...............................................................................................47
   8.2 Environmental Indemnification by the Seller...............................................................48
   8.3 General Limitations.......................................................................................50
   8.4 Environmental Indemnification by the Buyer................................................................50
ARTICLE IX.......................................................................................................51
   9.1 Payment of Taxes..........................................................................................51
ARTICLE X........................................................................................................51
   10.1 Access to Information; Record Retention; Cooperation.....................................................52
   10.2 Covenant Not to Compete..................................................................................54
   10.3 Disclosure Generally.....................................................................................55
   10.4 Acknowledgements by the Buyer............................................................................56

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   10.5 Certain Insurance Matters................................................................................56
   10.6 Certain Employee Benefits Matters........................................................................57
   10.7 Certain Government Contract Matters......................................................................65
   10.8 Cooperation in Litigation................................................................................66
   10.9 Use of EG&G Name.........................................................................................66
   10.10 Repayment of EC III Loan................................................................................67
ARTICLE XI.......................................................................................................68
   11.1 Press Releases and Announcements.........................................................................68
   11.2 No Third Party Beneficiaries.............................................................................68
   11.3 Action to be Taken by Affiliates.........................................................................68
   11.4 Entire Agreement.........................................................................................68
   11.5 Succession and Assignment................................................................................68
   11.6 Counterparts.............................................................................................69
   11.7 Headings.................................................................................................69
   11.8 Notices..................................................................................................69
   11.9 Governing Law............................................................................................70
   11.10 Amendments and Waivers..................................................................................70
   11.11 Severability............................................................................................70
   11.12 Expenses................................................................................................70
   11.13 Specific Performance....................................................................................71
   11.14 Dispute Resolution......................................................................................71
   11.15 Construction............................................................................................72
   11.16 Incorporation of Exhibits and Schedules.................................................................72
   11.17 Facsimile Signature.....................................................................................72

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Disclosure Schedule

Schedules Sheet

         Schedule 1.1(a)(v)         -  Certain Excluded Contracts
         Schedule 1.1(b)(xi)        -  Mixed Use Assets
         Schedule 1.4(a)            -  Definition of Working Capital
         Schedule 3.10(a)           -  Debt Financing Commitment Letters
         Schedule 3.10(b)           -  Equity Financing Commitment Letter
         Schedule 4.4               -  Operation of Business
         Schedule 5.1(a)(i)         -  Required Consents
         Schedule 5.1(a)(ii)        -  Immaterial Consents
         Schedule 6.1(c)            -  SJ Litigation
         Schedule 6.7               -  Identified Claims
         Schedule 10.3(a)           -  Knowledge Individuals

Exhibits

         Exhibit A -       Subsidiaries
         Exhibit B -       Form of Bill of Sale
         Exhibit C -       Form of Trademark Assignment
         Exhibit D -       Form of Assumption Agreement
         Exhibit E -       Form of Opinion of General Counsel of the Seller
         Exhibit F -       Form of Opinion of Counsel to the Buyer
         Exhibit G -       Form of Escrow Agreement

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                             TABLE OF DEFINED TERMS

Defined Term                                         Section

1060 Forms                                           1.2(b)
Acquisition Transaction                              4.6
Adjusted Purchase Price                              1.4(h)
Affiliates                                           2.12(d)
Agreed Amount                                        6.3(c)
Agreement                                            Preliminary Statement
Ancillary Agreements                                 2.3
Anti-Assignment Laws                                 Introduction
Arbitrator                                           10.6(f)(i)
ASA                                                  7.3
ASA Denial                                           7.3
Asset Allocation Schedule                            1.20(b)
Assets                                               1.1(a)
Asset Sellers                                        Introduction
Assumed Liabilities                                  1.1(d)
Assumption Agreement                                 1.1(d)
Bill of Sale                                         1.1(c)(i)
Bonds                                                4.3(b)
Business Day                                         1.4(g)
Buyer                                                Preliminary Statement
Buyer Material Adverse Effect                        3.1
Buyer Pension Plan                                   10.6(d)(i)
Buyer Plans                                          10.6(g)
Buyer Responsible G&A Expenses                       10.7(a)(i)
Buyer's 401(k) Plan                                  10.6(c)
Carlyle                                              3.11
CAS                                                  10.6(d)(ii)
CAS 413 Amount                                       10.6(d)(ii)
CAS 416 Amount                                       10.6(e)(ii)
CERCLA                                               2.17(a)(i)
Claimed Amount                                       6.3(c)
Claim Notice                                         6.3(c)
Closing                                              1.3(a)
Closing Working Capital Amount                       1.4(a)
Closing Working Capital Statement                    1.4(a)
Closing Date                                         1.3(a)
COBRA                                                10.6(l)
Code                                                 1.2(b)
Competitive Business                                 10.2

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Confidentiality Agreement                            4.5
Consents                                             5.1(a)(i)
Contracts                                            1.1(a)(v)
Contract Term                                        2.21(a)(ii)
Corporate Name                                       10.9(a)
Cortez                                               10.10
Customer-Furnished Items                             2.21(k)
Damages                                              6.1
DCAA 1997 Audit                                      6.1(e)
Debt Financing Commitments                           3.10(a)
Deferred Consent                                     1.5
Designated Contracts                                 2.13(b)
Disclosure Schedule                                  Article II
Dispute Notice                                       1.4(b)
EC III                                               10.10
EC III Loan                                          1.1(b)(viii)
EG&G Florida                                         Introduction
Employee Benefit Plan                                2.16(a)
Environment                                          2.17(a)(iii)
Environmental Law                                    2.17(a)(v)
Environmental Matters                                2.17(a)(vi)
Equipment                                            1.1(a)(ii)
Equity Financing Commitment                          3.10(b)
ERISA                                                2.16(a)
ERISA Affiliate                                      2.16(a)
ERP                                                  10.6(d)(i)
Excluded Assets                                      1.1(b)
Excluded Liabilities                                 1.1(e)
Existing 401(k) Plan                                 10.6(c)
Facilities                                           1.1(a)(i)
FAR                                                  Introduction
Final Closing Working Capital Amount                 1.4(b)
Final Closing Working Capital Statement              1.4(b)
Financial Statements                                 2.6
Governmental Entity                                  2.4(b)
Government Bid                                       1.6(a)(i)
Government Contracts                                 Introduction
Handling                                             2.17(a)(ix)
Identified Claims                                    6.7(a)
Income Taxes                                         2.9(b)
Indebtedness                                         1.1(e)(iv)
Indemnified Party                                    6.3(a)
Indemnifying Party                                   6.3(a)


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Indirect Rates                                       10.7(a)
Information                                          10.1(a)
Intellectual Property                                1.1(a)(vi)
Inventory                                            1.1(a)(iii)
Kennedy Business                                     Introduction
L Street Office                                      1.1(a)(xii)
Leases                                               2.11
Material Intellectual Property                       2.12(a)
Materials of Environmental Concern                   2.17(a)(iv)
Most Recent Balance Sheet                            2.8
Multiemployer Plan                                   10.6(h)
Neutral Accountants                                  1.4(c)
Noncompetition Party                                 10.2
Noncompetition Period                                10.2
Novation                                             1.6(a)(i)
Novation Agreement                                   1.6(a)(i)
Novation Assets                                      1.6(b)
Novation Period                                      1.6(b)
Off-Site Liabilities                                 2.17(a)(vii)
Ordinary Course of Business                          2.2
Participants                                         10.6(d)(i)
Party                                                Preliminary Statement
Parties                                              Preliminary Statement
Pay-Off Amount                                       10.10
PBGC                                                 2.16(d)
Permits                                              2.19
Plan Year                                            10.6(h)(ii)
Pre-Closing Income Taxes                             2.9(c)
Prepaid Assets                                       1.1(a)(ix)
PSV Policies                                         10.6(j)
Purchase Price                                       1.2(a)
Release                                              2.17(a)(ii)
Rules                                                2.17(a)(v)
SBU                                                  10.7(a)(i)
Security Interest                                    2.2
Seller                                               Preliminary Statement
Seller Responsible G&A Expenses                      10.7(a)(ii)
SJ Litigation                                        6.1(c)
Subcontract                                          Introduction
Subsidiaries                                         Introduction
Taxes                                                2.9(a)
Tax Returns                                          2.9(d)
Technical Services                                   Introduction

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Technical Services Business                          Introduction
Technical Services Employee                          10.6(a)
Technical Services Properties                        2.17(a)(viii)
Termination Date                                     7.1(d)
Third Party Government Contract                      Introduction
Trademark Assignment                                 1.1(c)(ii)
Transferred Employees                                10.6(b)(i)
Tribunal                                             6.3(b)
TSB Material Adverse Effect                          2.1(c)
TSB Plans                                            2.16(a)
TSB Policies                                         2.23
TSG                                                  10.7(a)(ii)
U.S. GAAP                                            1.4(a)
United States Government                             Introduction
WARN                                                 10.6(k)
Working Capital                                      1.4(a)

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                           PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into as of July 19, 1999, by and between EG&G, Inc., a Massachusetts corporation (the "Seller"), and ETS Acquisition Corporation, a Delaware corporation (the "Buyer"). The Seller and the Buyer are sometimes referred to herein individually as a "Party" and together as the "Parties."

                                  INTRODUCTION

         1. The Seller and the Seller's direct and indirect subsidiaries listed on Exhibit A (the "Subsidiaries" and, together with the Seller, the "Asset Sellers") are engaged in the business of providing services to the United States Government (as defined below) and other customers for projects in the areas of base and range operations, sciences and engineering, logistics, asset management and chemical demilitarization, which operations are reflected in the audited Financial Statements referred to in Section 2.6 of this Agreement (the "Technical Services") (such business, as conducted by the Asset Sellers, being hereinafter referred to as the "Technical Services Business"); provided, however, that the Technical Services Business shall not include the business conducted by EG&G Florida, Inc. ("EG&G Florida") of providing services to the National Aeronautics and Space Administration as to operations administered from the Kennedy Space Center (the "Kennedy Business").

         2. The Buyer desires to purchase from the Asset Sellers and the Asset Sellers desire to sell to the Buyer the assets of the Technical Services Business (other than the assets excluded pursuant hereto), subject to the assumption of related liabilities, upon the terms and subject to the conditions set forth herein.

         3. The Buyer desires the Asset Sellers' co-operation in the novation of the Government Contracts. As used in this Agreement, "Government Contracts" means any prime contract, basic ordering agreement, letter contract, purchase order, joint venture or delivery order (including without limitation all amendments, modifications and options thereunder) between any of the Asset Sellers as prime contractors and the United States Government (as defined below), which (a) relates to the Technical Services Business and (b) with respect to assignment, is subject to 41 U.S.C. ss. 15, 31 U.S.C. ss. 3727 or Federal Acquisition Regulation ("FAR") Subpart 42.12 and any similar statutes, laws, rules and regulations (the "Anti-Assignment Laws"). As used in this Agreement, "United States Government" means the United States Government and any agency, authority, commission, department, division, branch or office thereof.

         4. The Buyer desires the Asset Sellers' co-operation in obtaining any Consent (as defined in Section 5.1(a)(i)) required in order for the Buyer to replace any Asset Seller as a subcontractor, at any tier, under a contract relating to the Technical Services Business between a third party prime contractor or higher-tier subcontractor and the United States Government (a "Third Party Government Contract"). As used in this Agreement, "Subcontract" means any subcontract, basic ordering agreement, letter contract, purchase order, joint venture or delivery

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order (including without limitation all amendments, modifications and options thereunder) between any of the Asset Sellers and any third party prime contractor or higher-tier subcontractor under any Third Party Government Contract which relates to the Technical Services Business.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                                 ASSET PURCHASE

         1.1  Purchase and Sale of Assets; Assumption of Liabilities.

              (a) Transfer of Assets. Subject to the provisions of Section 1.1(b), on the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date the Asset Sellers shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Asset Sellers, all of the Asset Sellers' right, title and interest in and to the assets, rights, properties, claims, contracts and business of the Asset Sellers at the Closing Date of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, which are utilized in the Technical Services Business (the "Assets"), including without limitation the following, in each case (other than in the case of subsections (i) and (ii) below) to the extent utilized in the Technical Services Business:

                  (i) the leasehold interests of the Asset Sellers in the real property described in Section 2.11 of the Disclosure Schedule (as defined below) (the locations of such real property being referred to herein as the "Facilities");

                  (ii) all equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property pertaining to the operation of and located at the Facilities (collectively, the "Equipment") and all warranties and guarantees, if any, express or implied, existing for the benefit of the Asset Sellers in connection with the Equipment;

                  (iii) all inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials on hand at the Facilities, in transit or in the distribution system of the Asset Sellers on the Closing Date, together with related spare parts, supplies and promotional materials and inventory (the "Inventory");

                  (iv) all customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings, processes and quality control data, if any;

                  (v) all contracts, maintenance and service agreements, joint venture agreements, purchase commitments for materials and other services, advertising and promotional

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agreements, leases (other than real property leases which are the subject of
Section 1.1(a)(i)), collective bargaining agreements and other agreements (including without limitation any agreements of the Asset Sellers with customers, suppliers, sales representatives, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein) (collectively, "Contracts"), whether or not entered into in the ordinary course of the Technical Services Business, except for those Contracts set forth on Schedule 1.1(a)(v);

                  (vi) all patents, patent registrations and patent applications, trademarks, trademark registrations and trademark applications, trade names, including without limitation the trade name "EG&G," together with the goodwill associated therewith, copyrights, copyright applications and copyright registrations (the "Intellectual Property"), including without limitation all rights to sue for past infringement with respect thereto;

                  (vii) all licenses, permits or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, maintenance or occupation of the Facilities or the operations of the Technical Services Business, to the extent that such licenses, permits or franchises are transferable;

                  (viii) all accounts receivable and other receivables (whether or not billed);

                  (ix) except as set forth in Sections 1.1(b)(vii) and 1.1(b)(x), all rights to goods and services and all other economic benefits to be received subsequent to the Closing Date arising out of prepayments and payments by any of the Asset Sellers prior to the Closing Date, including without limitation all claims, security deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment and all rights under representations, guarantees and warranties made by suppliers (collectively, the "Prepaid Assets");

                  (x) all books (other than stock record books), records, accounts, ledgers, files, documents, correspondence, employment records, studies, reports and other printed or written materials;

                  (xi) all goodwill; and

                  (xii) all assets of every kind, nature, character and description (including without limitation all leasehold interests in real and personal property located at or in the L Street Office (as defined below)) located at, or contained in, the Seller's offices located at 2000 L Street, N.W., Suite 600, Washington, District of Columbia (the "L Street Office");

provided, however, that the transfer of each Government Contract, Government Bid (as defined in Section 1.6(a)) and contract resulting from a Government Bid, and any right, title and interest in or to any other Asset that is provided to an Asset Seller by the United States Government, shall be transferred to the Buyer subject to the procedures set forth in Section 1.6 and not

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pursuant to this Section 1.1(a). The Buyer hereby acknowledges and agrees that the Assets do not include any Customer-Furnished Items (as defined in Section 2.21(k)).

              (b) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Assets shall not include the following (each, an "Excluded Asset"):

                  (i) all assets of the Asset Sellers (including without limitation all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property) that are not utilized in the Technical Services Business;

                  (ii) the capital stock of (A) all Subsidiaries, (B) any other subsidiaries of the Seller, and (C) any subsidiaries of the Subsidiaries or any such other subsidiaries;

                  (iii) cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities (including without limitation money market investments and other similar short-term investments) of the Asset Sellers;

                  (iv) each Asset Seller's right, title and interest in and to the Contracts listed on Schedule 1.1(a)(v);

                  (v) subject to the provisions of Section 10.5(e), all rights of any of the Asset Sellers to insurance policies, insurance claims, related refunds and proceeds other than those relating exclusively to the Technical Services Business;

                  (vi) the rights which accrue or will accrue to the Asset Sellers under this Agreement;

                  (vii) all refunds of Pre-Closing Income Taxes (as defined in Section 2.9) payable to any Asset Seller;

                  (viii) all assets of the Asset Sellers of every kind, nature, character and description located at, or contained in, the Seller's offices located at 45 William Street, Wellesley, Massachusetts;

                  (ix) all assets of EG&G Florida of every kind, nature, character and description utilized in connection with EG&G Florida's operation of the Kennedy Business;

                  (x) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 1.1(b) or to any Excluded Liabilities (as defined in Section 1.1(e));

                  (xi) subject to the provisions of Section 4.10, all right, title and interest of each Asset Seller in the software and related license and service agreements associated with the Asset Seller's electronic mail, payroll and human resource/management information systems described in
Schedule 1.1(b)(xi);

                  (xii) all right, title and interest of each Asset Seller in any corporate memberships not specifically related to the Technical Services Business; and

                  (xiii) all right, title and interest of the Seller in the amounts advanced by the Seller to EC III, Inc. (the "EC III Loan").

              (c) Instruments of Conveyance and Transfer. On the Closing Date, the Seller shall deliver or cause to be delivered to the Buyer:

                  (i) a Bill of Sale in the form attached hereto as Exhibit B (the "Bill of Sale");

                  (ii) a Trademark Assignment in the form attached hereto as Exhibit C (the "Trademark Assignment"); and

                  (iii) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Parties and their respective counsel shall deem necessary or appropriate or as may be required by the jurisdiction of organization of each Asset Seller to vest in the Buyer all right, title and interest of the Asset Sellers in and to the Assets.

              (d) Assumed Liabilities. On the Closing Date, the Buyer shall deliver to the Asset Sellers an undertaking (the "Assumption Agreement") in the form attached hereto as Exhibit D, pursuant to which the Buyer, on and as of the Closing Date, shall assume and agree to pay, perform and discharge when due, upon the terms and subject to the conditions of this Agreement, all debts, liabilities and obligations of the Asset Sellers whatsoever, other than Excluded Liabilities (as defined in Section 1.1(e)), relating to the Technical Services Business or the Assets, whether arising before or after the Closing Date, including without limitation the following liabilities:

                  (i) all debts, liabilities and obligations relating to the Technical Services Business or the Assets under the contracts, agreements, commitments and leases transferred pursuant to Section 1.1(a)(v);

                  (ii) all debts, liabilities and obligations under the licenses, permits and franchises transferred pursuant to 1.1(a)(vii); and

                  (iii) all debts, liabilities and obligations with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or related to the Technical Services Business or that otherwise arise out of or are related to the Assets.

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

The debts, liabilities and obligations assumed by the Buyer in accordance with this Section 1.1(d) are sometimes hereinafter referred to collectively as the "Assumed Liabilities."

              (e) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include the following (collectively, the "Excluded Liabilities"):

                  (i) all debts, liabilities and obligations of the Asset Sellers arising out of or relating to the Excluded Assets, including without limitation debts, liabilities and obligations under the Contracts set forth on
Schedule 1.1(a)(v);

                  (ii) all debts, liabilities and obligations of the Asset Sellers that do not arise out of or are not related to the Technical Services Business or that do not otherwise arise out of or are not otherwise related to the Assets, including without limitation those arising out of or relating to
(A) the operation by the Seller's subsidiary of its former Department of Energy operating unit and (B) the operation by EG&G Florida of the Kennedy Business;

                  (iii) all debts, liabilities and obligations of the Asset Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

                  (iv) all debts, liabilities and obligations of the Asset Sellers for Indebtedness (as defined below). For purposes of this Agreement, "Indebtedness" means, as to an Asset Seller, (a) all recourse, nonrecourse, secured or unsecured indebtedness, obligations or other liabilities of such Asset Seller for borrowed money, (b) all indebtedness, obligations or other liabilities of such Asset Seller for the payment of money evidenced by debt securities or other similar instruments, (c) all reimbursement obligations and other liabilities of such Asset Seller with respect to letters of credit or banker's acceptances issued for such Asset Seller's account, (d) all indebtedness, obligations or other liabilities of such Asset Seller or others for the payment of money secured by a Security Interest on any asset of such Asset Seller, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Asset Seller, (e) all obligations or exposure of such Asset Seller under any interest rate protection and/or other derivative products and take-out commitments, (f) all capitalized lease obligations of such Asset Seller, (g) all obligations of such Asset Seller for deferred purchase prices of property, and (h) all guaranties of the foregoing;

                  (v) all debts, liabilities and obligations which accrue or will accrue to the Asset Sellers under this Agreement; and

                  (vi) all debts, liabilities and obligations of the Asset Sellers to Technical Service Employees for workers compensation claims with respect to events occurring on or prior to the Closing Date.

         1.2  Purchase Price and Related Matters.

              (a) Purchase Price. Subject to the terms and conditions of this Agreement, including without limitation the provisions of Sections 1.5 and 1.6, the Buyer shall on the Closing Date assume the Assumed Liabilities as provided in Section 1.1(d) hereof and shall pay to the Seller in immediately available funds U.S. $247,100,000 (the "Purchase Price"), of which (a) $245,000,000 shall be paid on the Closing Date and (b) $2,100,000 shall be paid on the seventh anniversary of the Closing Date. The Parties acknowledge and agree that $8,000,000 of the Purchase Price represents a non-accountable reimbursement evidencing an estimate of the costs to be incurred by the Asset Sellers in replacing the Corporate Name (as such term is defined in Section 10.9).

              (b) Allocation. As soon as practicable following the determination of the Adjusted Purchase Price (as defined in Section 1.4(h)), the Seller and the Buyer shall jointly prepare an allocation schedule (the "Asset Allocation Schedule") allocating the Adjusted Purchase Price in accordance with the fair market value of the Assets, as determined mutually by the Seller and the Buyer, which shall allocate the Adjusted Purchase Price among the Assets of the Asset Sellers and the covenant not to compete set forth in Section 10.2 as of the Closing Date. The Asset Allocation Schedule will be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder. If the Seller and the Buyer disagree as to the calculation of the Asset Allocation Schedule, or as to the application or interpretation of any provision under this Section 1.2(b), the Seller and the Buyer shall cooperate in good faith to resolve any such dispute. If the Seller and the Buyer are unable to resolve any such dispute within fifteen Business Days (as defined in Section 1.4(g)) thereafter, such dispute shall be resolved by arbitration in accordance with the procedures set forth in Section 11.14 of this Agreement. The parties recognize that the Purchase Price and the Adjusted Purchase Price do not include the Buyer's acquisition expenses and that the Buyer will allocate such expenses appropriately. The Seller and the Buyer agree to act in accordance with the computations and allocations contained in the Asset Allocation Schedule in any relevant Tax Returns or filings (including without limitation any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms")), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

         1.3  The Closing.

              (a) Time and Location. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Latham & Watkins in New York, New York, commencing at 10:00 a.m., local time, on August 9, 1999, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions relating to the delivery of certificates, instruments and documents at Closing) have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days) after the date on which all such conditions to the obligations of the Parties to consummate the transactions contemplated have first been satisfied or waived (the "Closing Date").

              (b) Actions at the Closing.

                  At the Closing:

                  (i) the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

                  (ii) the Buyer shall deliver (or cause to be delivered) to the Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

                  (iii) the Seller shall deliver (or cause to be delivered) to the Buyer an executed Bill of Sale, an executed Trademark Assignment and such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Parties and their respective counsel shall deem necessary or appropriate or as may be required by the jurisdiction of organization of each Asset Seller to vest in the Buyer all right, title and interest of the Asset Sellers in and to the Assets;

                  (iv) the Buyer shall deliver to the Seller an executed Assumption Agreement;

                  (v) the Buyer shall deliver to the Seller the Purchase Price by wire transfer of immediately available funds into an account or accounts designated by the Seller;

                  (vi) the Asset Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Assets of a tangible nature; and

                  (vii) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

         1.4 Post-Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

              (a) Within 45 days after the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the "Closing Working Capital Statement") calculating the Working Capital (as defined below) of the Technical Services Business as of the Closing Date (the "Closing Working Capital Amount"). The Closing Working Capital Statement shall be audited by the Boston, Massachusetts office of Arthur Andersen LLP, independent accountants for the Seller. The cost of such audit shall be shared equally by the Buyer and the Seller. For purposes of this Agreement, "Working Capital" is defined in Schedule 1.4(a) and shall be calculated in accordance with United States generally accepted accounting principles ("U.S. GAAP") and on a basis consistent with the accounting methods, treatments, principles and procedures used in the preparation of the Financial Statements referred to in Section 2.6 of this Agreement for the fiscal year ended January 3, 1999.

              (b) If the Buyer in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by the Seller, the Buyer shall deliver to the Seller within 30 days after receiving the Closing Working Capital Statement a statement (the "Dispute Notice") setting forth what the Buyer believes is the correct Closing Working Capital Amount and describing the basis for the determination of such different Closing Working Capital Amount. The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of 30 days after the Buyer has given the Dispute Notice. If the Parties resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the "Final Closing Working Capital Amount" and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the "Final Closing Working Capital Statement."

              (c) If the Parties do not reach a final resolution within 30 days after the Buyer has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, KPMG Peat Marwick LLP (the "Neutral Accountants") shall resolve such differences in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountants, pursuant to procedures to be agreed to among the Seller, the Buyer and the Neutral Accountants, advocating the merits of the Closing Working Capital Amount espoused by such Party; and the Neutral Accountants shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within ten Business Days thereafter. The Closing Working Capital Amount determined by the Neutral Accountants shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountants shall be conclusive and binding upon the Parties, absent fraud or manifest error.

              (d) Nothing herein shall be construed to authorize or permit the Neutral Accountants to:

                  (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount;

                  (ii) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by the Parties; or

                  (iii) apply any accounting methods, treatments, principles or procedures other than as described in Section 1.4(a).

              (e) The Seller, on the one hand, and the Buyer, on the other hand, shall share equally the fees and expenses of the Neutral Accountants; provided that if the Neutral Accountants determine that one Party has adopted a position or positions with respect to the Closing Working Capital Statement that is frivolous or clearly without merit, the Neutral

Accountants may, in their discretion, assign a greater portion of any such fees and expenses to such Party.

              (f) Failure of the Buyer to deliver a Dispute Notice within 30 days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by the Buyer of a Dispute Notice shall constitute final and binding acceptance by the Buyer of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

              (g) If the Final Closing Working Capital Amount is less than the Reference Working Capital Amount (as such term is defined in Schedule 1.4(a)), then the Seller shall pay to the Buyer an amount equal to the difference between the Reference Working Capital Amount and the Final Closing Working Capital Amount, plus interest on such difference from the Closing Date at the rate of 8% per annum. If the Final Closing Working Capital Amount is more than the Reference Working Capital Amount, then the Buyer shall pay to the Seller an amount equal to the difference between the Final Closing Working Capital Amount and the Reference Working Capital Amount, plus interest on such difference from the Closing Date at the rate of 8% per annum. Any payment pursuant to this Section 1.4(g) shall be made by wire transfer or other delivery of immediately available funds, within five Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this
Section 1.4, to an account or accounts designated by the receiving Party. For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

              (h) For purposes of this Agreement, "Adjusted Purchase Price" means the Purchase Price plus, if applicable, the amount of the payment required to be made by the Buyer to the Seller pursuant to the second sentence of Section 1.4(g) or minus, if applicable, the amount of the payment required to be made by the Seller to the Buyer pursuant to the first sentence of Section 1.4(g).

         1.5 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract, Lease (as defined in Section 2.11), authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof or in any way adversely affect the rights of the Buyer thereunder. If such consent (a "Deferred Consent") is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then (i) the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable, provided that no

Asset Seller shall be required to make any payments (other than payments of de minimis amounts) or agree to any material undertakings in connection therewith, and (ii) until such Deferred Consent is obtained, the Seller and the Buyer will cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Contract, Lease, authorization, license or permit to which such Deferred Consent relates (with the Buyer responsible for all the liabilities and obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to Closing, then the Buyer and the Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transfering such Contract, Lease, authorization, license or permit, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis.

         1.6  Novation of Government Contracts.

              (a) (i) Notwithstanding anything to the contrary in this Agreement, and subject to the terms of this Section 1.6, this Agreement shall not constitute an agreement to assign any (A) Government Contract, (B) any bid or offer made by an Asset Seller in respect of, or in connection with, entering into any Government Contract, which bid or offer is outstanding or pending approval on the Closing Date (a "Government Bid") or (C) any contract resulting from a Government Bid, or any rights thereunder, to the extent prohibited by the Anti-Assignment Laws. Prior to the Closing, the Seller shall prepare and complete (with the Buyer's assistance) a written request (including, among other things, a novation agreement in form and substance reasonably satisfactory to each of the Buyer and the Seller (the "Novation Agreement")) for the novation of each such Government Contract, Government Bid and contract resulting from a Government Bid meeting the requirements of FAR Part 42 (the "Novation"). Such request shall be submitted by the Asset Sellers, immediately after the Closing, to the cognizant authority representing the United States Government.

                  (ii) To the extent it is not possible for all Government Contracts, Government Bids, contracts resulting from Government Bids and other Assets referred to in clause (i) above to be novated to the Buyer pursuant to a single Novation Agreement as contemplated by clause (i) the Buyer and the Seller agree:

                  (A) to continue to comply with all of the terms and
                      conditions of this Section 1.6 with respect to such non-novated Government Contracts, Government Bids and contracts resulting from Government Bids or other Assets, including without limitation the preparation, completion, execution and submission to the United States Government of one or more additional Novation Agreements in respect of such Assets; and

                  (B) that for all purposes of this Agreement, the term (I)
                      "Novation Agreement" as used herein shall include any and all additional Novation Agreements, (II) "Novation Asset" as used herein shall include any and all

                      Government Contracts, Government Bids, contracts resulting from Government Bids and other Assets which are the subject of, and are novated to the Buyer pursuant to, any additional Novation Agreements, (III) "Novation" as used herein shall include the novation to the Buyer of any Novation Assets pursuant to any additional Novation Agreements and (IV) "Novation Period" as used herein shall include the Novation Periods for all Novation Assets which are the subject of any additional Novation Agreements, in each case, as the context requires.

                  (iii) The Parties shall reasonably cooperate with each other and with the cognizant authority representing the United States Government in connection with the obtaining of the Novation, the prosecution of any Government Bids and the performance during the Novation Period of the Government Contracts; provided that no Asset Seller shall be required to make any payments (other than payments of de minimis amounts) or agree to any material undertakings in connection therewith. In connection therewith, the Parties agree to seek to (A) include in the Novation Agreement a provision releasing each Asset Seller from any obligation relating to work performed pursuant to any modifications or amendments to the Government Contracts, Government Bids and contracts resulting from Government Bids that are the subject of the Novation Agreement and (B) obtain a waiver of any requirement that all or any of the Asset Sellers guarantee the Buyer's payment obligations under, or performance on, any Government Contract, Government Bid or contract resulting from a Government Bid from and after the effective date of the Novation Agreement; provided, however, that the Parties will proceed to obtain the Novation whether or not such provisions can be included.

              (b) During the period from the Closing to the date on which all Assets and each Government Contract, Government Bid and Government Contract resulting from a Government Bid subject to the Novation Agreement ("Novation Assets") are novated in accordance with the terms and conditions of Section 1.6 hereof (the "Novation Period") and except as otherwise required by the Anti-Assignment Laws: (i) the applicable Asset Seller shall remain the prime contractor to the United States Government with respect to such Novation Assets and (ii) all gains, income, losses, Taxes or other benefits and liabilities arising out of such Novation Assets shall be for the Buyer's account.

              (c) During the Novation Period, the Buyer shall make available, at its expense, the services of any employees of the Buyer, including appropriate Transferred Employees (as defined in Section 10.6(b)), and all Assets reasonably required to enable performance under the Novation Assets.

              (d) During the Novation Period, the Asset Sellers will reasonably cooperate with the Buyer to implement any modification of any Government Contract, Government Bid or contract resulting from a Government Bid included in the Assets which the Buyer and the United States Government desire to implement. In the event that the final Novation Agreement approved by the United States Government does not include the provisions described in clause (A) of Section 1.6(a)(iii), then the Buyer shall provide the Seller with prompt notice of (and prior notice to the extent reasonably practicable), and copies of all relevant documents relating to, any proposals for equitable adjustments to the price or schedule and any modifications or amendments of any Government Contract, Government Bid or contract resulting from a Government Bid included in the Assets which, in either case, would result in a material increase in the liability or potential liability of any Asset Seller thereunder to the extent such disclosure is not prohibited under applicable law and the terms of the applicable Government Contracts and Government Bids (it being agreed that the Buyer will not seek to impose any such prohibitions unless requested to do so by the United States Government).

              (e) The Asset Sellers and the Buyer shall cooperate in accomplishing any certification obligations that may be required under the Contract Disputes Act, 41 U.S.C. ss. 601, et seq., the Truth in Negotiations Act, 10 U.S.C. ss. 2306a and 41 U.S.C. ss. 254b, and any other statutory provisions or implementing regulations applicable to proposals, contract modifications, equitable adjustments, or claims on any Government Contract, Government Bid or contract resulting from a Government Bid included in the Assets and involving matters predating the effective date of the Novation Agreement contemplated by this Section 1.6.

         1.7 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party's expense, the other Party shall (and, in the case of the Seller, shall cause the appropriate Subsidiary or Subsidiaries to) promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"), the Seller represents and warrants to the Buyer as of the date hereof as follows. The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Article II, and the disclosures in any section of the Disclosure Schedule shall qualify only (a) the corresponding section of this Article II and (b) other sections of this Article II to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections.

         2.1  Organization, Qualification and Corporate Power.

              (a) Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to have a TSB Material Adverse Effect (as defined below). The Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. The Disclosure Schedule sets forth a list of each jurisdiction where the Seller is qualified to conduct business as a foreign corporation in connection with the Technical Services Business. The Seller has previously provided or made available to the Buyer a true and correct copy of the Articles of Organization and By-Laws of the Seller, each as amended or restated as of the date of this Agreement.

              (b) Subsidiaries. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to have a TSB Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

              (c) For purposes of this Agreement, "TSB Material Adverse Effect" means any change, effect or circumstance that:

                  (i) is materially adverse to the assets, business, financial condition or results of operations of the Technical Services Business (other than changes that are the result of economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the industry or specific markets in which the Technical Services Business competes); or

                  (ii) materially impairs the ability of the Seller to consummate any of the transactions contemplated by this Agreement;

provided, however, that a "TSB Material Adverse Effect" shall not include any adverse change, effect or circumstance:

                  (A) arising out of or resulting from the failure to obtain the Novation of any Government Contract, Government Bid or contract resulting from a Government Bid; or

                  (B) that is primarily attributable to the identity of the
                      Buyer as the acquiror of the Technical Services Business in connection with the transactions contemplated by this Agreement.

         2.2 Title to Property. The Asset Sellers have good title to, or a valid and binding leasehold interest in, the property included in the Assets, free and clear of any Security Interests. Upon execution and delivery by the Asset Sellers to the Buyer of the instruments of conveyance referred to in Section 1.1(c), the Buyer will become the true and lawful owner of, and will receive good title to, the Assets, free and clear of all Security Interests (other than Security Interests imposed by or as a result of actions of the Buyer). For purposes of this Agreement,

"Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic's, materialmen's and similar liens for amounts incurred in the ordinary course of business consistent with past custom and practice of the Technical Services Business ("Ordinary Course of Business") which are not past due or which are being contested by appropriate proceedings, (b) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation for amounts incurred in the Ordinary Course of Business which are not past due or which are being contested by appropriate proceedings, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising, in the Ordinary Course of Business or
(d) any liens arising under any Government Contract.

         2.3 Authority. Each Asset Seller has all requisite corporate power and authority to perform its obligations hereunder and under the Bill of Sale, the Trademark Assignment and the Assumption Agreement (the "Ancillary Agreements"). The Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and each Asset Seller has the requisite corporate power and authority to execute and deliver the Ancillary Agreements to which it is a party. The execution and delivery by the Seller of this Agreement and the execution and delivery by each of the Asset Sellers of each such Ancillary Agreement and the performance of this Agreement and each such Ancillary Agreement by each Asset Seller, and the consummation by each Asset Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each Asset Seller. This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement constitutes the valid and binding agreement of the Buyer, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including without limitation those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses).

         2.4 Noncontravention. Subject to compliance with the applicable requirements of the Anti-Assignment Laws, and assuming the accuracy of the representations and warranties of the Buyer set forth in Section 3.11, neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Asset Sellers of the transactions contemplated hereby, will:

              (a) conflict with or violate any provision of the charter or bylaws of any Asset Seller;

              (b) require on the part of any Asset Seller any material filing with, or any material permit, authorization, consent or approval of, any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity");

              (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other material arrangement to which any Asset Seller is a party or by which any Asset Seller is bound or to which any of their respective assets is subject;

              (d) result in the imposition of any Security Interest upon the Assets; or

              (e) violate any order, writ, injunction or decree, or any material statute, rule or regulation, applicable to any Asset Seller or any of their respective properties or assets.

         2.5 Investments in Other Entities. The Disclosure Schedule lists all direct and indirect ownership interests and equity participations of any Asset Seller in any corporation, limited liability company, partnership, joint venture, trust or other business association (other than in a Subsidiary, or money market or other similar short-term investments) relating to the Technical Services Business.

         2.6 Financial Statements. The Seller has provided to the Buyer copies of (a) the audited combined balance sheet and combined statements of operations and cash flows of the Technical Services Business as of and for each of the two fiscal years in the period ended January 3, 1999 and (b) the unaudited combined balance sheet and combined statements of operations and cash flows of the Technical Services Business as of and for the six-month period ended July 4, 1999 (collectively, the "Financial Statements"). Except as disclosed in the notes thereto, such Financial Statements have been prepared in accordance with the books and records of the Asset Sellers and U.S. GAAP consistently applied throughout the periods covered thereby and fairly present, in all material respects, the combined financial condition and combined results of operations and cash flows of the Technical Services Business as of the dates thereof and for the periods referred to therein; provided, however, that the Financial Statements referred to in clause (b) above are subject to year-end adjustments, do not include footnotes and do not include allocations of corporate expenses that are made on a periodic basis.

         2.7 Absence of Certain Changes. Except in connection with or as a result of the transactions contemplated by this Agreement, since January 3, 1999, there have not been any adverse changes in the financial condition or results of operations of the Technical Services Business reasonably expected to have a TSB Material Adverse Effect. Except as contemplated by this Agreement (including without limitation those matters contemplated by Section 4.4 of this Agreement), since January 3, 1999, the Technical Services Business, taken as a whole, has not taken any of the following actions (or permitted any of the following events to occur):

              (a) subjected to any Security Interest any Asset, except liens for current Taxes (as defined in Section 2.9) not yet due and payable and liens for Taxes that are being contested in good faith;

              (b) sold, assigned or transferred any portion of the assets of the Technical Services Business in a single transaction or series of related transactions in an amount in excess of $100,000;

              (c) suffered any extraordinary losses (whether or not covered by insurance) material to the Technical Services Business, or waived any rights of material value to the Technical Services Business;

              (d) waived any material rights under, amended in any material respect, terminated prior to scheduled expiration or canceled any material Government Contract or relinquished any material rights thereunder;

              (e) granted any rights to severance benefits, "stay pay" or termination pay to any officer or other employee of the Technical Services Business or increased benefits payable or potentially payable to any such officer or other employee of the Technical Services Business under any previously existing severance benefits, "stay-pay" or termination pay arrangements (in each case, other than grants or increases that are substantially consistent with the past practice of the Technical Services Business);

              (f) made any capital expenditures or commitments therefor in an amount in excess of $1,000,000 in the aggregate;

              (g) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

              (h) entered into any written employment agreement (other than agreements providing for employment at will), or any amendment to any such existing agreement, with, or materially increased the compensation of, any officer or other employee of the Technical Services Business whose annual cash compensation exceeds $100,000;

              (i) materially amended the terms of any existing TSB Plan (as defined in Section 2.16) except as may be required by applicable law;

              (j) materially changed its accounting principles, methods or practices or the manner it keeps its books and records, except in each case to conform to changes in U.S. GAAP; or

              (k) entered into any agreement with respect to any of the matters referred to in paragraphs (a) through (i) of this Section 2.7.

         2.8 Undisclosed Liabilities. The Technical Services Business does not have any liability of a nature which is material to the Technical Services Business and required by U.S. GAAP to be shown on a balance sheet (whether absolute or contingent, liquidated or unliquidated or due or to become due), except for (a) liabilities reflected or reserved for on the balance sheet dated as of January 3, 1999 referred to in Section 2.6 (the "Most Recent Balance Sheet") and (b) liabilities which have arisen since January 3, 1999 in the Ordinary Course of Business which, in the aggregate, would not have a TSB Material Adverse Effect.

         2.9 Tax Matters. Each Asset Seller has filed all material Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete, except for any error or omission that would not reasonably be expected to have a TSB Material Adverse Effect. Each Asset Seller has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. All material Taxes that any of the Asset Sellers is or was required by law to withhold or collect relating to the Technical Services Business have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. None of the Asset Sellers is a "foreign person" within the meaning of Section 1445 of the Code. For purposes of this Agreement:

              (a) "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes and duties or other taxes, fee assessments or charges of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof;

              (b) "Income Taxes" means all Taxes that are imposed on or measured by income;

              (c) "Pre-Closing Income Taxes" means all Income Taxes for Tax periods (or portions thereof) ending on or before the Closing Date; and

              (d) "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

         2.10 Tangible Personal Property. The Asset Sellers have good title to all of the material tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet), free and clear of all Security Interests, except for liens for Taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings. Such items of tangible personal property, taken as a whole, (a) are in good operating condition and repair (normal wear and tear excepted) and (b) are suitable for the purposes for which they are presently used.

         2.11 Owned and Leased Real Property. The Assets do not include any real property. The Disclosure Schedule lists all real property leased or subleased to each Asset Seller which is utilized in the Technical Services Business. The Seller has made available to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed therein (the "Leases"). With respect to each such Lease, except as would not reasonably be expected to have a TSB Material Adverse Effect or materially impair the Technical Services Business' ability to occupy or use the property subject to such Lease in a manner consistent with current usage:

              (a) the Lease is a legal, valid, binding and enforceable obligation of the Asset Seller which is a party to such Lease and, to the Seller's knowledge, of each other party to such Lease, except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including without limitation those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

              (b) neither an Asset Seller nor, to the Seller's knowledge, any other party to the Lease is in breach or default, and, to the Seller's knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

              (c) to the Seller's knowledge, there are no disputes, oral agreements or forbearance programs in effect as to the Lease;

              (d) no Asset Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in a leasehold or subleasehold subject to the Lease;

              (e) to the Seller's knowledge, there are no pending or overtly threatened condemnation proceedings, lawsuits or administrative actions with respect to the property subject to the Lease; and

              (f) the applicable Asset Seller has quiet enjoyment of the Facility which is the subject of the Lease.

         2.12 Intellectual Property.

              (a) The Disclosure Schedule lists all Intellectual Property that is material to the Technical Services Business (the "Material Intellectual Property"). To the Seller's knowledge, an Asset Seller owns, or is licensed or otherwise possesses valid rights to use, the Material Intellectual Property.

              (b) No Asset Seller has been named in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party. To the Seller's knowledge, the Technical Services Business as presently conducted does not infringe any valid patents, trademarks, trade names, service marks or copyrights of any third party.

              (c) Each Asset Seller has performed in all material respects the obligations required to be performed by it under the terms of any agreement pursuant to which such Asset Seller has rights in any Material Intellectual Property, and no Asset Seller or, to the knowledge of the Seller, any third party is in default in any material respect under any such agreement.

              (d) None of the Asset Sellers or any of their respective affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934 ("Affiliates")) has granted to any third party any license or right to the commercial use of any of the Material Intellectual Property.

              (e) The Asset Sellers have conducted a review of the material software used in the Technical Services Business for purposes of identifying "year 2000" issues. The Disclosure Schedule sets forth a summary of the results of such review.

         2.13 Contracts.

              (a) Except for Government Contracts, no Asset Seller is, with respect to the Technical Services Business, a party to, and the Assets do not include, any:

                  (i) agreement (or group of related agreements with the same person or such person's Affiliates) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which, as of the date of this Agreement, is in excess of $250,000;

                  (ii) agreement (or group of related agreements with the same person or such person's Affiliates) for the purchase or sale of products or services (including without limitation consulting and advisory services but excluding the services of attorneys and accountants), under which the undelivered balance for such products and services, as of the date of this Agreement, is in excess of $250,000, other than purchase orders relating to the supply of goods and services to the Technical Services Business in the Ordinary Course of Business;

                  (iii) agreement establishing a partnership or joint venture;

                  (iv) agreement (or group of related agreements with the same person or such person's Affiliates) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including without limitation capitalized lease obligations) the outstanding amount of which is more than $100,000 or under which it has imposed (or may impose) a Security Interest on any Asset;

                  (v) agreement that prohibits the Technical Services Business from freely engaging in business anywhere in the world;

                  (vi) agreement under which the consequences of a default or termination would reasonably be expected to have a TSB Material Adverse Effect;

                  (vii) written agreement for the employment of any individual on a full-time or part-time basis;

                  (viii) severance, "stay pay" or termination agreement with any officer or other employee of the Technical
Services Business;

                  (ix) agreement for the sale of any assets or properties of an Asset Seller, other than goods and services in the Ordinary Course of Business;

                  (x) agreement for the acquisition by any Asset Seller of any operating business or the capital stock of any other person;

                  (xi) agreement relating to any obligation, covenant or indemnity of any Asset Seller with respect to which such Asset Seller is a guarantor or surety or has provided any letter of comfort, letter of credit, surety bond or other similar assurance to any third party;

                  (xii) agreement involving the licensing of, or assignment or transfer of, any rights in Material Intellectual Property; and

                  (xiii) other agreement (or group of related agreements with the same person or such person's Affiliates) involving payments to be made or received after the date of this Agreement in excess of $250,000;

provided, however, that Leases are not required to be disclosed in response to any provision of this Section 2.13 and shall not constitute Designated Contracts (as defined below).

              (b) The Seller has made available to the Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 2.13 of the Disclosure Schedule (the "Designated Contracts"). Each material Designated Contract is a legal, valid, binding and enforceable obligation of the Asset Seller which is a party thereto, and, to the Seller's knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including without limitation those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses), and there exists no material defaults of any Asset Seller or, to the Seller's knowledge, any other party thereto under any such Designated Contract. As of the date of this Agreement, no Asset Seller has received written notice that any party to a Designated Contract intends to terminate the Designated Contract to which it is a party.

         2.14 Litigation. The Disclosure Schedule lists, as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction binding upon any Asset Seller or its property or business and relating to the Technical Services Business, and (b) claim, complaint, action, suit, proceeding, hearing or investigation relating to the Technical Services Business of or in any Governmental Entity or before any arbitrator to which any Asset Seller is a party or, to the Seller's knowledge, which has been overtly threatened against any Asset Seller that (i) involves a claimed amount equal to or greater than $250,000, (ii) would reasonably be expected to result in the payment of Damages in an amount equal to or greater than $250,000, or (iii) seeks injunctive relief. No litigation listed on the Disclosure Schedule pursuant to this Section 2.14 would reasonably be expected to result in a TSB Material Adverse Effect.

         2.15 Labor Matters. The Disclosure Schedule sets forth a list of all collective bargaining agreements to which any of the Asset Sellers is a party or by which any of the Asset Sellers is bound with respect to the Technical Services Business. No Asset Seller has, since January 1, 1996, experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes with respect to the Technical Services Business, except for any grievances, claims of unfair labor practices or other collective bargaining disputes that would not reasonably be expected to have a TSB Material Adverse Effect, and to the knowledge of the Seller, there are no such strikes, grievances, claims of unfair labor practices or other collective bargaining disputes currently threatened against any Asset Seller with respect to the Technical Services Business. The Seller has no knowledge of any organizational effort being made or threatened since January 1, 1996 by or on behalf of any labor union with respect to non-unionized employees of the Technical Services Business, except for any such organizational effort that would not reasonably be expected to have a TSB Material Adverse Effect.

         2.16 Employee Benefits.

              (a) The Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by any Asset Seller or any ERISA Affiliate (as defined below) for the benefit of current or former employees, officers, directors and consultants of the Technical Services Business (and their beneficiaries) (the "TSB Plans"). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) other than a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or a plan maintained by a labor union, any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and, to the extent applicable to more than one employee, any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, deferred stock or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of:

                  (i) a controlled group of corporations (as defined in Section 414(b) of the Code);

                  (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or

                  (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes an Asset Seller.

Complete and accurate copies of all TSB Plans and all related trust agreements, insurance contracts, summary plan descriptions, Forms 5500 filed for the past three plan years, the most recent actuarial report, if any, for the past three plan years with respect to such TSB Plans, nondiscrimination test results performed under the Code and the most recent determination letter, if any, with respect to such TSB Plans have been made available to the Buyer. Each TSB Plan has been administered and operated in all respects in accordance with its terms and the applicable Asset Seller has made all required contributions and provided for all appropriate and material accruals with respect to each such TSB Plan, except for any failure to so administer and operate or so meet its obligations that would not reasonably be expected to give rise to a material liability of the Technical Services Business. The Asset Sellers and the TSB Plans are in compliance with the currently applicable provisions of ERISA, the Code and any other applicable laws and the regulations thereunder, except for any failure to so comply that would not reasonably be expected to give rise to a material liability of the Technical Services Business. Each TSB Plan, other than TSB Plans required to be maintained pursuant to collective bargaining agreements, may by its terms be amended or terminated at any time after the giving of such notice as may be required by applicable law without incurring any material liability other than for benefits accrued through the date of amendment or termination and costs of termination or amendment.

              (b) There are no termination proceedings or written claims
(except written claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any TSB Plan or asserting any rights or claims to benefits under any TSB Plan, or, to the Seller's knowledge, investigations by any Governmental Entity involving any TSB Plan, except for any such termination proceedings or other claims, suits, proceedings or investigations that would not reasonably be expected to involve a material liability to the Technical Services Business.

              (c) The TSB Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such TSB Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. The Seller has no knowledge of any set of facts that would reasonably be expected to result in a revocation of any such determination letter.

              (d) No TSB Plan contributed to, or maintained by, any Asset
Seller or any ERISA Affiliate which is subject to Title IV of ERISA has accrued benefits, calculated based on the assumptions set forth in the Disclosure Schedule, which exceed the assets of such plan. No "accumulated funding deficiency" (as defined in Section 412 of the Code) has occurred with respect to any TSB Plan contributed to, or maintained by, any Asset Seller or any ERISA Affiliate which is subject to
Section 412 of the Code or Title IV of ERISA. No additional security has been required under Section 401(a)(29) of the Code with respect to any TSB Plan and all required installments and contributions have been timely paid. All premiums due to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any TSB Plan have been timely paid, no action has been brought by the PBGC to terminate any TSB Plan and no reportable event for which reporting has not been waived has occurred as to any TSB Plan. The funding method used in connection with each TSB Plan that is subject to Title IV of ERISA is acceptable and the actuarial assumptions used in connection with each such plan are reasonable, except where the failure to be so acceptable or reasonable would not result in a material liability to the Technical Services Business.

              (e) The Disclosure Schedule lists each Multiemployer Plan (as defined in Section 10.6(h)) and each plan maintained by a labor union providing benefits for a Technical Services Employee to which any Asset Seller or any ERISA Affiliate contributes or is obligated to contribute. No Asset Seller or any ERISA Affiliate has withdrawn from any Multiemployer Plan in a complete or partial withdrawal which has resulted in any withdrawal liability which has not been satisfied in full. All required contributions to any such Multiemployer Plan have been made in full. To the knowledge of the Seller, no mass withdrawal has occurred with respect to any such Multiemployer Plan. Except as provided in the Disclosure Schedule, to the best knowledge of the Seller after due inquiry, if, immediately prior to the Closing Date, the Asset Sellers and their ERISA Affiliates were to withdraw from all Multiemployer Plans, the liability under Title IV of ERISA pursuant to such withdrawal would not exceed $1,000,000.

              (f) There are no unfunded obligations under any TSB Plan, other than an Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, providing benefits after termination of employment to any employee of the Technical Services Business (or to any beneficiary of any such employee), including without limitation retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable laws.

              (g) No act or omission has occurred and no condition exists with respect to any TSB Plan maintained by any Asset Seller, any of its Affiliates or any ERISA Affiliate that would subject any Asset Seller or any ERISA Affiliate (directly or indirectly, including by way of indemnification) to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under TSB Plans for employees of Asset Sellers and their beneficiaries).

              (h) Every entity maintained in connection with a TSB Plan that is intended to qualify under Section 501(c)(9) of the Code has received a letter from the Internal Revenue Service stating that it so qualifies.

              (i) The Disclosure Schedule lists each TSB Plan under which benefits will become increased or vesting will be accelerated as a result of the consummation of the transactions contemplated by this Agreement. No excess parachute payment as defined in Section 280G of the Code will occur as a result of the consummation of the transactions contemplated by this Agreement.

              (j) Neither the Asset Sellers nor any ERISA Affiliate have any announced plan or legally binding commitment to create any additional Employee Benefit Plans which are intended to cover employees or former employees, directors, officers or consultants of the Technical Services Business or to amend or modify any existing TSB Plan.

         2.17 Environmental Matters.

              (a) When used in this Agreement, the following terms have the meanings provided below.

                  (i) "CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and in effect on the Closing Date.

                  (ii) "Release" shall have the meaning assigned to that term in CERCLA.

                  (iii) "Environment" shall have the meaning assigned to that term under CERCLA.

                  (iv) "Materials of Environmental Concern" means any hazardous substance, pollutant or contaminant, as those terms are defined under CERCLA; solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the Closing Date); oil, petroleum and petroleum products; and any other substance, constituent or waste subject to an Environmental Law.

                  (v) "Environmental Law" means any foreign, federal, state or municipal statute, rule or regulation (including all orders, consent orders, judgments, notices or permits issued, promulgated or entered pursuant thereto that are applicable to an Asset Seller) as in effect on the Closing Date relating to the Environment or occupational health and safety (collectively, "Rules"), including without limitation any Rules pertaining to (A) treatment, storage, disposal, transportation or generation of Materials of Environmental Concern; (B) air, water or noise pollution; (C) groundwater or soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern.

                  (vi) "Environmental Matters" means any liability arising under Environmental Law.

                  (vii) "Off-Site Liabilities" means Environmental
Matters and/or liability arising under common law resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, of any Materials of Environmental Concern by the Technical Services Business or any of its respective Affiliates, agents, contractors or predecessors in interest, to or at any property, location, site or facility other than a Technical Services Property.

                  (viii) "Technical Services Properties" means the real properties subject to the Leases.

                  (ix) "Handling" means the production, use, generation, storage, treatment, disposal or other handling of Materials of Environmental Concern.

              (b) Except as described or identified in a document listed in the Disclosure Schedule:

                  (i) the Technical Services Business' operations are and for the last five years have been in compliance with applicable Environmental Laws, except for any failures to comply with Environmental Laws that, individually or in the aggregate, would not reasonably be expected to have a TSB Material Adverse Effect;

                  (ii) there is no pending material civil or criminal litigation, written notice of violation or administrative proceeding, investigation or information request relating to any Environmental Law involving any of the Technical Services Properties or activity conducted by the Technical Services Business or, to the Seller's knowledge, any property formerly owned or operated by the Technical Services Business, and, to the Seller's knowledge, none of the foregoing is threatened; and

                  (iii) each Asset Seller has those material permits, licenses and approvals required under Environmental Law to operate the Technical Services Properties as currently operated by such Asset Seller.

              (c) Except as described or identified in a document listed in the Disclosure Schedule:

                  (i) with respect to the Technical Services Properties and any property formerly owned or operated by any Asset Seller with respect to the Technical Services Business, no Asset Seller has received written notice of an existing order or claim, and to the Seller's knowledge, there is no threatened order or claim, requiring the investigation or remediation of a Release of Materials of Environmental Concern; and

                  (ii) with respect to any Asset Seller, no Asset Seller has received written notice of an existing claim, and to the Seller's knowledge, there is no threatened claim, for Off-Site Liabilities relating to the Technical Services Business that would reasonably be expected to have a TSB Material Adverse Effect.

              (d) The Parties agree that the only representations and warranties of the Seller herein as to any Environmental Matters are those contained in this Section 2.17. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 2.14, 2.18 and 2.19 do not relate to Environmental Matters.

         2.18 Legal Compliance. As to the Technical Services Business, each Asset Seller is and has been in the last three years in compliance in all material respects with all material applicable laws (including without limitation rules and regulations thereunder) of any federal, state or foreign government, or any Governmental Entity. No Asset Seller has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Technical Services Business alleging any failure to so comply.

         2.19 Permits. The Disclosure Schedule lists each permit, license, franchise or authorization from any Governmental Authority used in the Technical Services Business as presently conducted and material to the business or operations of the Technical Services Business (collectively, the "Permits"). No Asset Seller is in material violation of or material default under any Permit and, to the Seller's knowledge, subject to compliance with Section 1.6, no Permit will be revoked, terminated prior to its normal expiration date or not renewed as a result of the consummation of the transactions contemplated by this Agreement.

         2.20 Entire Business. Except for the Excluded Assets and Customer-Furnished Items, the Assets (assuming the receipt of all Deferred Consents and the novation of all Government Contracts, Government Bids and other Assets subject to Section 1.6) collectively are, when utilized by a labor force substantially similar to that employed by the Asset Sellers in connection with the Technical Services Business on the date hereof, adequate to conduct the Technical Services Business in all material respects as currently conducted.

         2.21 Government Contracts.

              (a) The Disclosure Schedule sets forth a complete and accurate list of:

                  (i) each Government Contract to which any Asset Seller is a party and as to which the applicable Asset Seller has not, as of the date of this Agreement, fulfilled all of its obligations, including without limitation obligations to render services; and

                  (ii) each Government Contract to which any Asset Seller is a party, as to which the applicable Asset Seller has, as of the date of this Agreement, fulfilled all of its obligations (including without limitation its obligations to render services), but in connection with which final contract rates or any other outstanding reimbursement have not been determined by the United States Government, and which involved aggregate consideration over the period beginning on the effective date of the Government Contract and ending on the expiration date thereof (including option periods) (the "Contract Term") in excess of $10,000,000.

              (b) In connection with the Technical Services Business, no
Asset Seller is, or since January 1, 1996 has been, suspended or debarred from or determined to be ineligible for bidding or submitting offers on contracts or subcontracts with or involving the United States Government; no such suspension, debarment or ineligibility has been initiated or determined or, to the knowledge of the Seller, threatened or noticed in writing; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension, debarment or ineligibility (assuming that no such suspension, debarment or ineligibility will result solely from the identity of the Buyer).

              (c) In connection with the Technical Services Business, to the Seller's knowledge, no Asset Seller or employee, officer or director of any Asset Seller has, since January 1, 1996, been audited or investigated or is now being audited or has been threatened in writing with an investigation or been notified in writing of a material breach or violation of the material terms of any Government Contract or regulation pertaining thereto by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the United States Department of Justice, the Inspector General of any United States Governmental Authority, any similar agencies or instrumentalities of any foreign Governmental Authority, or any Government Contractor with a Governmental Authority, except, in any such case, for routine Defense Contract Audit Agency audits and investigations.

              (d) In connection with the Technical Services Business, no
Asset Seller has, since January 1, 1996, conducted any material internal investigation in connection with which the Asset Seller has engaged outside legal counsel or independent accountants, or made any voluntary disclosure to the United States Government as a result of any material suspected irregularity with respect to any Government Contract.

              (e) No termination for default, termination for convenience, cure notice or show cause notice is, or since January 1, 1996 has been, in effect pertaining to any Government Contract, except for cure or show cause notices that individually or in the aggregate would not reasonably be expected to result in a TSB Material Adverse Effect.

              (f) The cost accounting and procurement systems maintained by the Asset Sellers in connection with the conduct of the Technical Services Business with respect to Government Contracts are in compliance in all material respects with all applicable material United States government laws and regulations (including without limitation all applicable CASs (as defined in Section 10.6(d)).

              (g) With respect to each material Government Contract listed on the Disclosure Schedule:

                  (i) the applicable Asset Seller has complied with the material terms and conditions of such Government Contract, except where such non-compliance has been waived or cured; and

                  (ii) all representations and certifications executed, acknowledged or set forth in such Government Contract were complete and correct in all material respects as of their effective date.

              (h) To the Seller's knowledge, all cost or pricing data submitted by an Asset Seller in connection with the material Government Contracts were current, accurate and complete in all material respects at the time of submission, and at the time of price agreement, and have been updated in all material respects as and when required by applicable law, regulation or the terms of the Government Contract in question.

             (i) Since January 1, 1996, no amount in excess of $250,000 otherwise currently due to an Asset Seller under any material Government Contract has been (or has been attempted to be) withheld or set off, except for amounts withheld under contracts in the Ordinary Course of Business.

              (j) The Disclosure Schedule lists each outstanding bid submitted by any of the Asset Sellers on or prior to the date of this Agreement (other than proposals for additional work under, or modifications to, existing Government Contracts) which, if accepted, would result in a Government Contract involving aggregate consideration to such Asset Seller during the Contract Term of not less than $5,000,000.

              (k) All material personal property, equipment and fixtures loaned, bailed or otherwise furnished to any Asset Seller by or on behalf of the United States Government in connection with the Technical Services Business that are or should be in the possession of such Asset Seller ("Customer-Furnished Items"), in the aggregate, are in a good state of maintenance and repair (ordinary wear and tear excepted), have been regularly and appropriately maintained and repaired in all material respects in accordance with all contractual, legal and regulatory requirements and, unless returned to the United States Government, shall be in the possession of such Asset Seller on the Closing Date. Each Asset Seller has complied in all material respects with its obligations relating to the Customer-Furnished Items, and upon the return thereof, would have no material liability to the United States Government with respect thereto.

              (l) No Asset Seller and, to the Seller's knowledge, no employee or representative of an Asset Seller has, with respect to the Technical Services Business: (i) made any illegal political contributions, (ii) made any material payments from corporate funds that are not recorded (or are falsely recorded) on the corporate books and records, (iii) directly or indirectly made any payments or gifts (or promises thereof) to any government official or candidate for political office in order to obtain, retain or direct business or obtain special treatment in material violation of applicable law, or (iv) taken other action that would constitute a material violation of the Foreign Corrupt Practices Act or similar treaties or statutes.

         2.22 Brokers' Fees. None of the Asset Sellers has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (other than fees and commissions payable by the Seller to Goldman, Sachs &

Co. in connection with the consummation of the transactions contemplated by this Agreement, which will be the sole responsibility of the Seller).

         2.23 Insurance. The Disclosure Schedule lists each material insurance policy maintained by an Asset Seller that relates or provides coverage with respect to any Assets or the Technical Services Business (the "TSB Policies"). All of such TSB Policies are in full force and effect and, to the Seller's knowledge, no Asset Seller is in material default with respect to its obligations under any of such TSB Policies. The Technical Services Business is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged. The Seller has no knowledge of any threatened termination of any of the TSB Policies.
Complete and accurate copies of the TSB Policies have been made available to the Buyer.

         2.24 Business Relationships with Affiliates. The Disclosure Schedule lists any agreements with respect to the Technical Services Business whereby any Asset Seller or Affiliate of an Asset Seller directly or indirectly (a) owns any material property or right, tangible or intangible, which is used in the Technical Services Business and not included in the Assets, or (b) is owed any money from the Technical Services Business or owes any money to the Technical Services Business.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

         3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of the Buyer or on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect"). The Buyer has previously provided or made available to the Seller a true and correct copy of its charter and By-Laws, each as amended or restated as of the date of this Agreement.

         3.2 Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under each of the Ancillary Agreements. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements and the performance of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement constitutes the valid and binding obligation of the Seller, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including without limitation those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses).

         3.3 Noncontravention. Subject to compliance with the applicable requirements of the Anti-Assignment Laws, neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, will:

              (a) conflict with or violate any provision of the charter or by-laws of the Buyer;

              (b) require on the part of the Buyer any material filing with, or material permit, authorization, consent or approval of, any Governmental Entity;

              (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other material arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets are subject; or

              (d) violate any order, writ, injunction or decree, or any material statute, rule or regulation, applicable to the Buyer or any of its properties or assets.

         3.4 Broker's Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (other than any such fees and commissions which will be the sole responsibility of the Buyer).

         3.5 Litigation. There are no actions, suits, claims or legal, administrative or arbitration proceedings pending against, or, to the Buyer's knowledge, threatened against, the Buyer which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

         3.6 Financing. At the Closing, the Buyer will have sufficient sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including without limitation payment to the Seller of the Purchase Price at the Closing.

         3.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its

Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including without limitation a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer.

         3.8 Government Contracts and Security Clearance. The Buyer does not know of any reason why it would not be able to obtain the requisite security clearances and Novations in connection with transactions contemplated by this Agreement, including without limitation the acquisition by the Buyer of the Assets and the assumption by the Buyer of the Assumed Liabilities.

         3.9 Transfer of Environmental Permits. Neither the Buyer nor any of its Affiliates is aware of any conduct, event, condition or proceeding that will or could reasonably be expected to cause any Governmental Entity to refuse to transfer from any Asset Seller to the Buyer any permits, licenses or approvals issued under any Environmental Law which are held by such Asset Seller in connection with the Technical Services Business to operate the Technical Service Properties.

         3.10 Financing.

              (a) Schedule 3.10(a) to the Agreement sets forth correct and complete copies of the commitment letters obtained by the Buyer from Bankers Trust Company, Salomon Brothers Holding Company Inc. and Salomon Smith Barney Inc. to provide all of the required debt financing for the consummation of the transactions contemplated by this Agreement and the payment of all fees and expenses incurred by the Buyer in connection therewith (the "Debt Financing Commitments"). The Debt Financing Commitments are in full force and effect.

              (b) Schedule 3.10(b) to the Agreement sets forth a correct and complete copy of a commitment letter obtained by the Buyer from the entities signatory thereto to provide all of the required equity financing for the consummation of the transactions contemplated by this Agreement and the payment of all fees and expenses incurred by the Buyer in connection therewith (the "Equity Financing Commitment"). The Equity Financing Commitment is in full force and effect.

              (c) The Debt Financing Commitments, together with the Equity Financing Commitment, constitute all of the required financing for the consummation of the transactions contemplated by this Agreement and the payment of all fees and expenses incurred by the Buyer in connection therewith.

         3.11 Hart-Scott-Rodino Matters. For the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the ultimate parent entity (as such term is defined in 16 C.F.R. ss.801.1(a)(3)) of the Buyer is Carlyle - ETS L.L.C. ("Carlyle"). Carlyle is not controlled by any other entity (as such terms are defined in 16 C.F.R. ss.801.1(b) and ss.801.1(a)(2)) and is therefore its own ultimate parent entity. Carlyle did not have, and will not on the Closing Date have, total assets of $10,000,000 or more on its most recently prepared balance sheet, nor annual net sales in its most recent fiscal year of $10,000,000 or more (as such terms are defined in 16 C.F.R. ss.801.11).

                                   ARTICLE IV

                             PRE-CLOSING COVENANTS

         4.1 Efforts. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties shall use commercially reasonable efforts (taking into account the relative importance of the underlying Contracts and Leases) to obtain all Consents required in connection with the consummation of the transactions contemplated hereby, including without limitation Consents necessary to assign the Contracts and Leases; provided, however, that neither Party shall be required to make any payment (other than payments of de minimis amounts) or agree to any material undertaking in connection therewith. Each Asset Seller agrees to use commercially reasonable efforts to cause each contract (other than any Government Contract, Government Bid and contract resulting from a Government Bid) entered into by such Asset Seller in connection with the Technical Services Business between the date of this Agreement and the Closing Date to include a provision permitting the assignment of such contract by the applicable Asset Seller to the Buyer at the Closing.

         4.2  [Intentionally Omitted.]

         4.3  Release from Liability.

              (a) Unless otherwise agreed to in writing by the Seller and subject to the terms of any final Novation Agreement under Section 1.6, the Buyer and the Seller shall cooperate to seek to obtain, prior to the Closing (or if not obtained prior to Closing, as promptly as possible thereafter), the release of all Asset Sellers from any liabilities, obligations and guarantees (other than guarantees that will only be released as part of the Closing) relating to the Technical Services Business or the Assets which are outstanding or in effect as of the Closing Date.

              (b) Prior to Closing, the Buyer shall use commercially reasonable efforts to arrange for the return to the applicable Asset Seller of each of the bonds listed in paragraphs (b) through (f) of Item 2 of Section 2.23 of the Disclosure Schedule (the "Bonds").

         4.4 Operation of Business. Except as contemplated by this Agreement, including without limitation Section 10.6, or as set forth in Schedule 4.4 attached hereto, during the period from the date of this Agreement until the Closing Date, the Seller shall, and shall cause the Subsidiaries to:

              (a) use commercially reasonable efforts to conduct the operations of the Technical Service Business in the Ordinary Course of Business; provided, however, that none of (i) a submission of a bid for a Government Contract (other than a bid referred to in paragraph (b) below), (ii) the execution of a new Government Contract (other than a Government Contract referred to in paragraph (b) below) or (iii) an election to extend or modify any existing Government Contract (other than an extension or modification to an existing Government Contract which, after giving effect to such extension or modification, would as to the balance of the Contract Term represent a Government Contract referred to in paragraph (b) below) shall be considered to be outside the Ordinary Course of Business;

              (b) refrain from (i) submitting any bid for a fixed price Government Contract or executing any new fixed price Government Contract involving aggregate consideration over the Contract Term in excess of $10,000,000 and (ii) submitting any bid for a cost reimbursable Government Contract or executing any new cost reimbursable Government Contract involving aggregate consideration over the Contract Term in excess of $40,000,000, in each case without the prior consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); and

              (c) refrain from taking any of the actions listed in Section 2.7(a), (b) (d), (e), (f), (g), (h), (i), (j) and (k) hereof without the prior consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

         4.5 Access. Subject to compliance with applicable laws and regulations, and contractual obligations of the Asset Sellers regarding classified information, security clearance, proprietary information of third parties and procurement sensitive information, the Seller shall cause the Asset Sellers to permit representatives of the Buyer to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Technical Services Business) to the premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Technical Services Business for reasonable business purposes (it being acknowledged by the Buyer that the Buyer has completed its due diligence investigation and that the purpose of this provision is not to permit further due diligence). The Buyer acknowledges and agrees that it is bound by the Confidentiality Agreement, dated April 16, 1999, previously entered into between Carlyle Group LP and the Seller (the "Confidentiality Agreement"). Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of any of the Asset Sellers in connection with the transactions contemplated by this Agreement except with the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed.

         4.6 Exclusivity. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement, the Seller shall not and shall use its best efforts to cause its Affiliates and each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, stock sale or exchange or other business combination involving any material portion of the Technical Services Business or any sale of material assets by the Technical Services Business not in the Ordinary Course of Business (an "Acquisition Transaction"). The Seller shall notify the Buyer promptly of its receipt of any written proposal from a third party regarding any proposed Acquisition Transaction.

         4.7 Novation Agreement. During the period beginning on the date of this Agreement and ending on the Closing Date, the Seller shall use commercially reasonable efforts to fully prepare, complete and execute, and the Buyer shall use commercially reasonable efforts to fully (a) assist the Seller with the preparation and completion of, and (b) execute, the Novation Agreement in accordance with the terms and conditions of Section 1.6 hereof.

         4.8 Cooperation with Financing. The Seller consents to the delivery by the Buyer to the Buyer's financing sources and their respective representatives, subject to the terms and conditions of the Confidentiality Agreement, of copies of the Financial Statements and other information relating to the Technical Services Business provided by the Seller to the Buyer. The Seller shall provide reasonable cooperation to the Buyer and its financial advisors, accountants and legal counsel in connection with the Buyer's efforts to consummate the financings contemplated by the Financing Commitments. Such cooperation shall include (a) granting the Buyer's financing sources and their respective representatives access to facilities, records and personnel of the Technical Services Business as "representatives of the Buyer", as set forth in, and subject to the terms and conditions of, Section 4.5, and (b) using the Seller's best efforts to provide such persons access to the work papers and personnel of Arthur Andersen LLP relating to the audit of the Financial Statements, subject to such persons' executing and delivering such agreements, waivers and indemnification arrangements as Arthur Andersen LLP may request as a condition to such access.

         4.9 Repayment of Indebtedness; Elimination of Intercompany Items. Effective as of the Closing (a) the Assets will not be subject to or encumbered by any Indebtedness of any Asset Seller and (b) all payables, receivables, liabilities and other obligations between the Technical Service Business, on the one hand, and each Asset Seller and its Affiliates, on the other hand, shall be eliminated except to the extent expressly provided for herein.

         4.10 Transition of Systems. During the period commencing on the date of this Agreement and ending on the Closing Date, the Seller agrees to cooperate and provide reasonable assistance to the Buyer in connection with the Buyer's efforts to secure replacements for the various systems described in Schedule 1.1(b)(xi).
In addition, for a period of up to 90 days after the Closing, the Seller shall provide the Buyer with reasonable access to and use of such systems, to the extent permitted by the terms of the applicable license or other agreements relating thereto, on such terms as the Buyer and the Seller shall reasonably agree.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

         5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

              (a) the Seller shall have obtained (or caused to be obtained):

                  (i) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (the "Consents"), which are listed on Schedule 5.1(a)(i) hereto; and

                  (ii) all other Consents which are necessary in order to consummate the transactions contemplated by this Agreement, except for those Consents which if not obtained or effected, and after giving effect to Section 1.5, would not in the aggregate reasonably be expected to have a TSB Material Adverse Effect (it being understood and agreed that the failure to obtain or effect the Consents listed on Schedule 5.1(a)(ii) hereto will not reasonably be expected to result in a TSB Material Adverse Effect);

except, in either case, for Novations contemplated or required by Section 1.6;

              (b) the representations and warranties of the Seller set forth in Article II shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii)), and (iii) where the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a TSB Material Adverse Effect (it being agreed that this clause
(iii) shall be inapplicable to any portion of a representation and warranty which already contains a TSB Material Adverse Effect qualification);

              (c) the Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

              (d) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (c) of this Section 5.1 is satisfied in all respects;

              (e) no action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

              (f) the Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b);

              (g) the Buyer shall have received from Terrance L. Carlson, Esq., General Counsel of the Seller, a legal opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyer and dated as of the Closing Date; and

              (h) the Buyer shall not have reasonable grounds to believe that the applicable Government Entity or Entities will not approve the transfer of the Permits identified in paragraphs (a) through (e) of Item 1 of Section
2.19 of the Disclosure Schedule to the Buyer following the Closing.

         5.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller) of the following conditions:

              (a) the representations and warranties of the Buyer set forth in Article III shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii)), and (iii) where the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect (it being agreed that this clause (iii) shall be inapplicable to any portion of a representation and warranty that already contains a Buyer Material Adverse Effect qualification);

              (b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

              (c) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in clause (a) of this
Section 5.2 is satisfied in all respects;

              (d) no action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

              (e) the Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b);

              (f) the Seller shall have received from Latham & Watkins, counsel to the Buyer, a legal opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Seller and dated as of the Closing Date; and

              (g) the Seller shall have received copies of any solvency opinions of appraisal firms or investment banks obtained at the request of the Buyer's financing sources or otherwise delivered in connection with the transactions contemplated by this Agreement, addressed to the Seller (or stating that the Seller may rely thereon as if addressed to the Seller) and dated as of the Closing Date.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 Indemnification by the Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, the Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Damages") incurred or suffered by the Buyer or any Affiliate thereof:

              (a) resulting from, relating to or constituting any (i) misrepresentation or breach of warranty of the Seller contained in this Agreement or the certificate of the Seller delivered at the Closing pursuant to
Section 5.1(d) or (ii) failure to perform any covenant or agreement of the Seller contained in this Agreement;

              (b) resulting from, relating to or constituting Excluded Liabilities;

              (c) resulting from, relating to or arising out of the subject matter of, or the suits, proceedings and actions set forth in, Schedule 6.1(c) (the "SJ Litigation") (other than those Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or arising out of the obligations and duties imposed on the Buyer pursuant to Section 6.3(b));

              (d) resulting from, relating to or constituting any debts, liabilities or obligations of the Seller and its Affiliates that are not related to the Technical Services Business, including without limitation any debts, liabilities or obligations relating to
(i) the Seller's subsidiaries' former Department of Energy operations at Rocky Flats, Colorado and other locations and (ii) EG&G Florida's NASA Business;

              (e) resulting from costs that are not allocable to and collectible from the Government Contract base of EG&G Services for Fiscal Year 1997 pursuant to Defense Contract Audit Agency Audit Report No.
6221-99L10150001-1 dated July 9, 1999 (the "DCAA 1997 Audit"); or

              (f) resulting from, relating to or arising from the fatal injury on June 24, 1999 of Michael T. Tran, an employee of EC III (it being understood that, to the extent that any Damages for which the Buyer is entitled to indemnification pursuant to this paragraph (f) constitute Damages suffered or incurred by EC III, the Seller's indemnification obligations to the Buyer shall be limited to 50% of such Damages).

         6.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, the Buyer shall indemnify each of the Asset Sellers in respect of, and hold each of the Asset Sellers harmless against, any and all Damages incurred or suffered by an Asset Seller or any Affiliate thereof:

              (a) resulting from, relating to or constituting any (i) misrepresentation, breach of warranty of the Buyer contained in this Agreement or the certificate of the Buyer delivered at the Closing pursuant to Section 5.2(c) or (ii) failure to perform any covenant or agreement of the Buyer contained in this Agreement;

              (b) resulting from, relating to or arising out of the conduct of the business or operations of the Technical Services Business, the Assets, and/or the performance of any services by the Buyer on and after the Closing Date, including without limitation any Damages arising out of or relating to (i) any Government Contract, Government Bid or contract resulting from a Government Bid, including without limitation all modifications, amendments and changes thereto, except to the extent that the Seller is expressly obligated to indemnify or reimburse the Buyer in respect of such Damages pursuant to Article VI or Article VIII of this Agreement, (ii) Contracts, Leases, authorizations, licenses or permits that are the subject of Deferred Consents, except to the extent that the Seller is expressly obligated to indemnify or reimburse the Buyer in respect of such Damages pursuant to Article VI or Article VIII of this Agreement, and (iii) a breach of contract resulting from the failure to have obtained any Deferred Consent at the Closing (including as to any breach resulting from such failure);

              (c) resulting from, relating to or constituting any obligations or liabilities of the Asset Sellers assumed by the Buyer pursuant to this Agreement or the Assumption Agreement; or

              (d) resulting from, relating to or constituting the obligations and duties imposed on the Buyer pursuant to Section 6.3(b).

         6.3  Claims for Indemnification.

              (a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person entitled to indemnification under this Article VI (an "Indemnified Party") shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is prejudiced thereby. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. Prior to any assumption of the control of the defense of any such action, suit, proceeding or claim by the Indemnifying Party within such 30-day period, the Indemnified Party may take such action, if any, in respect of a third party claim as may be reasonably necessary to avoid a loss of its rights with respect to such third party claim; provided, however, that the Indemnified Party shall not have the right to settle such third party claim during such 30-day period. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

              (b) SJ Litigation Claims. Notwithstanding the provisions of
Section 6.3(a), the Parties agree that the provisions of this Section 6.3(b) shall govern and control the rights and obligations of the Parties in connection with the SJ Litigation. From and after the Closing, the Seller shall continue to control and defend the SJ Litigation (at its own expense) with counsel selected by the Seller. The Seller shall keep the Buyer periodically advised of the status of the SJ Litigation. The Seller shall have the right (in its sole discretion) to settle all or any portion of the SJ Litigation without the prior consent of the Buyer, so long as, other than the continued employment of Steven Jones, such settlement does not adversely affect or impose any obligations on the Buyer. The Seller shall be responsible for the payment of any and all monetary damages, costs and expenses awarded by any court, quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or arbitration or mediation panel or board (a "Tribunal") in connection with the SJ Litigation (other than payments required to be made in connection with the employment of Steven Jones by the Technical Services Business or the rendering of consulting, advisory or other similar services by Steven Jones to the Technical Services Business after the Closing). The Buyer shall comply (at its own expense) with the terms of any injunction, award, decree, ruling or charge of a Tribunal relating to the continued or ongoing employment of Steven Jones by the Technical Services Business or rendering of consulting, advisory or other similar services by Steven Jones to the Technical Services Business after the Closing (other than liability imposed as a result of an inability to comply with an injunction, award, decree, ruling or charge due to failure to obtain required clearances or approvals of any Governmental Entity). Notwithstanding the foregoing, the Buyer may, at any time, elect to assume control and defense of the SJ Litigation by (A) releasing the Seller from any further indemnification obligations under Section 6.1(c) and (B) assuming the Seller's further obligations under this Section 6.3(b) (other than payment of amounts incurred prior to such time by or on behalf of the Seller in investigating or defending such matter). Unless the Buyer assumes the control and defense of the SJ Litigation as provided in the preceding sentence, the Buyer may not settle all or any portion of the SJ Litigation without the prior written consent of the Seller.

              (c) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) or 6.3(b) shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this
Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer),
(B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 11.14.

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

         6.4  Survival.

              (a) The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is 18 months after the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties contained in Sections 2.1,
2.2 and 2.3 shall survive the Closing and the consummation of the transactions contemplated thereby without limitation, (ii) the representations and warranties contained in Section 2.17 shall expire upon the occurrence of the Closing and
(iii) the representation and warranties contained in Sections 2.9 and (to the extent relating to matters governed by ERISA) 2.16 shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue until the date 60 days following the expiration of the applicable statute of limitations.

              (b) Any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

         6.5  Limitations.

              (a) From and after the Closing, except with respect to claims
(i) based on actual fraud, (ii) for specific performance or (iii) made pursuant to Article VIII, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. The rights of the Parties under Article VIII shall be the sole and exclusive remedy of the Parties with respect to the subject matter of Article VIII. Without limiting the generality of the foregoing two sentences, in no event shall the Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

              (b) Notwithstanding anything to the contrary contained in this Agreement, each of the following five limitations shall apply:

                  (i) the aggregate liability of the Seller for the sum of all Damages under Section 6.1(a)(i) and Article VIII shall not exceed an amount equal to 25% of the Adjusted Purchase Price;

                  (ii) except in the case of Damages arising under Section 6.1(d), the aggregate liability of the Seller for the sum of all Damages under this Article VI and Article VIII shall not exceed the Adjusted Purchase Price;

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

                  (iii) no individual claim or series of related claims for indemnification under Sections 6.1(a)(i), 6.2(a)(i) or 8.2(a) shall be valid and assertable unless it is (or they are) for an amount in excess of $50,000;

                  (iv) the Seller shall be liable under Article VIII for only that portion of the aggregate Damages under Article VIII which exceeds $1,500,000 (it being understood that the Seller shall not be liable, in any event, for the first $1,500,000 of said Damages); and

                  (v) the Seller shall be liable under clause (a)(i) of Section
6.1 for only that portion of the aggregate Damages under clause (a)(i) of
Section 6.1 and Article VIII which exceeds $3,000,000 (it being understood that the Seller shall not be liable, in any event, for the first $3,000,000 of said Damages);

provided, however, that the foregoing limitations shall not apply to a claim described in Section 6.1(c) or 6.1(d).

              (c) In no event shall any Indemnifying Party be responsible or liable to any Indemnified Party for any Damages or other amounts under this
Article VI or under Article VIII that constitute punitive or other damages that are not compensatory in nature (other than any such damages suffered by the Indemnified Party as a result of an obligation to pay such damages to a third party). The Buyer shall (and shall cause the Technical Services Business to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to the Buyer by the Seller under Articles VI or VIII (including without limitation seeking indemnification by, contribution from, or reimbursement from the United States Government under all Government Contracts and applicable laws and regulations where available under the terms of the applicable Government Contract or applicable laws and regulations), and Damages shall not include any amounts for which indemnification, contribution or reimbursement is actually received. The Seller shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to the Seller by the Buyer under Articles VI or VIII.

              (d) The amount of any Damages for which indemnification is provided under this Article VI or under Article VIII shall be reduced by (i) any related recoveries actually received by the Indemnified Party under insurance policies or other related payments received from third parties, (ii) any reimbursements or indemnification payments actually received by the Indemnified Party under any Government Contracts or contracts resulting from Government Bids and (iii) any Tax benefits actually received by the Indemnified Party or any of its Affiliates on account of the matter resulting in such Damages or the payment of such Damages. In the event that the Indemnified Party receives any such recoveries, reimbursements, indemnification payments or Tax benefits on account of Damages that have previously been paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, after receipt thereof, promptly pay over to the Indemnifying Party the full amount of such recoveries, reimbursements, indemnification payments or Tax benefits received.

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

              (e) Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4 and the amount of any Damages for which indemnification is provided under this Article VI or under Article VIII shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto.

         6.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

         6.7  Treatment of Certain Claims.

              (a) Notwithstanding the provisions of Section 6.3 hereof
(other than Section 6.3(b), which shall govern the matters referred to therein), the Parties agree that the provisions of this Section 6.7 shall govern and control the rights and obligations of the Parties in connection with the claims, suits, proceedings and actions described in Schedule 6.7 hereto (collectively, the "Identified Claims"). The Parties acknowledge that, on the terms and conditions set forth in this Section 6.7, the Identified Claims and all debts, liabilities and obligations resulting therefrom shall constitute Assumed Liabilities for all purposes of this Agreement. From and after the Closing, the Buyer agrees to (a) control and diligently defend the Identified Claims with counsel selected by the Buyer and reasonably acceptable to the Seller, (b) keep the Seller advised of the status of such Identified Claims and the defense thereof and consider in good faith the recommendations made by the Seller with respect thereto, and (c) diligently seek to obtain reimbursement from the United States Government or the appropriate subdivision thereof for all Damages and related costs, fees and expenses incurred by the Buyer in connection with its defense of such Identified Claims, including without limitation all Damages and related costs, fees and expenses resulting from any settlement of or judgment rendered by any Tribunal in connection therewith. The Buyer shall not agree to the settlement of any Identified Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed. The Seller agrees to reimburse the Buyer for all Damages and related costs, fees and expenses incurred by the Buyer with respect to the Identified Claims for which the Buyer is not able to obtain reimbursement from the United States Government or the appropriate subdivision thereof in accordance with this
Section 6.7.

              (b) Notwithstanding the provisions of Section 6.3 hereof, the Seller and the Buyer shall jointly control the conduct of all activities and proceedings relating to the DCAA 1997 Audit, including without limitation keeping the other Party informed as to such matter on a continuous and prompt basis and working together in a reasonable and good faith manner with the goal of minimizing costs that are not reimbursable.

                                   ARTICLE VII

                                   TERMINATION

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


         7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

              (a) the Parties may terminate this Agreement by mutual written consent;

              (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in material breach, and the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach, of any representation, warranty, covenant or agreement contained in this Agreement, including without limitation an obligation of a Party to close as provided in Article I, and, if the breach is other than with respect of an obligation of a Party to close as provided in
Article I, such breach is not remedied within 15 days of delivery of written notice thereof;

              (c) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before 5:00 p.m., Washington, D.C. time, on the Termination Date (as defined below) by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

              (d) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before 5:00 p.m., Washington, D.C. time, on the Termination Date by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement).

For purposes of this Agreement, "Termination Date" shall mean August 16, 1999; provided, however, that (a) in the event that, on or before such date, each of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement, other than the conditions set forth in Sections 5.1(a)(i) and 5.1(a)(ii) and other than conditions relating to the delivery of certificates, instruments and documents at the Closing, shall have been satisfied, then, at the written election of either Party, the Termination Date shall be extended to the first to occur of (x) the date three Business Days following the date on which the conditions set forth in Sections 5.1(a)(i) and 5.1(a)(ii) shall have been satisfied and (y) October 15, 1999, and (b) in the event of the occurrence of an ASA Denial, the Termination Date shall in any event be extended to the earliest date sufficient to allow each of the Parties to fully exercise its rights under the provisions of Section 7.3 of this Agreement.

         7.2  Effect of Termination.

              (a) Except as set forth in Section 7.2(b), if any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party.

              (b) Termination of this Agreement pursuant to clause (b) of
Section 7.1 by reason of a breach prior to the time of such termination of any covenant or agreement contained

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

in this Agreement (but not by reason of a breach of any representation and warranty, other than a material breach of a representation or warranty that the breaching party knew was untrue when made) shall not relieve a defaulting or breaching Party (whether or not it is the terminating Party) from any liability to the other Party. Without limiting the foregoing, if the transactions contemplated by this Agreement are not consummated as a result of a material breach by the Buyer of a representation or warranty that the Buyer knew was untrue when made or as a result of a material breach of a covenant or agreement of the Buyer contained in this Agreement, including without limitation a breach of the Buyer's obligation to close as provided in Article I of this Agreement, then the Buyer shall immediately pay $5,000,000 in cash to the Seller through a release of the escrow deposit described below. Such payment will constitute liquidated damages for such breach. The Buyer has on the date of this Agreement delivered to the Allfirst Bank, as escrow agent, $5,000,000 pursuant to the terms of an Escrow Agreement in the form attached hereto as Exhibit G, to secure the Buyer's obligations under this Section 7.2(b). In the event that Buyer is required to pay the Seller $5,000,000 as set forth above, then the parties will promptly give joint written instructions to the escrow agent to effect such release of the escrow deposit to the Seller. In the event that this Agreement is terminated for reasons other than those that provide for the payment to the Seller described above, or if the Closing occurs, then the parties will promptly give joint written instructions to the escrow agent to release the escrow deposit to the Buyer.

              (c) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason.

         7.3 ASA Termination Provisions. The Parties agree that the following arrangements shall apply in the event that, during the period between the date of this Agreement and the Closing Date, Antarctica Support Associates ("ASA") shall receive written notice that it has not been awarded the follow-on contract from the National Science Foundation for work being performed by ASA in Antarctica (such an event being hereinafter referred to as an "ASA Denial"):

              (a) The Seller shall deliver to the Buyer written notice of an ASA Denial no later than two Business Days following its receipt thereof.

              (b) The Buyer shall have the right, for a period of five
Business Days following its receipt of the notice of ASA Denial described in paragraph (a) above, to deliver to the Seller an irrevocable written notice of the Buyer's intention to exercise the Buyer's right to terminate this Agreement on the grounds that there will be a failure of the condition set forth in
Section 5.1(b) to be satisfied due to the occurrence of the ASA Denial.

              (c) In the event that the Buyer fails to deliver to the Seller the notice described in paragraph (b) above during such five Business Day period, the Buyer shall have no right to assert the occurrence of the ASA Denial in connection with any alleged failure of any of the

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

conditions to the obligation of the Buyer to consummate the transactions contemplated by this Agreement.

              (d) In the event that the Buyer delivers to the Seller the notice described in paragraph (b) above during such five Business Day period, the Seller shall have the right, in its sole discretion, to do any of the following:

                  (i) reduce the Purchase Price payable by the Buyer to the Asset Sellers on the Closing Date by $5,000,000, in which case the Buyer shall have no right to assert the occurrence of the ASA Denial in connection with any alleged failure of any of the conditions to the obligation of the Buyer to consummate the transactions contemplated by this Agreement;

                  (ii) dispute the fact that the ASA Denial constitutes grounds for the failure of the condition set forth in Section 5.1(b) to be satisfied, in which case the Parties shall be entitled to the rights and remedies available to them pursuant to this Agreement; or

                  (iii) elect to terminate this Agreement, in which case all obligations of the Parties hereunder shall terminate without any liability of any kind of either Party to the other Party, except as otherwise provided in this Article VII.

The Seller shall provide the Buyer with written notice of its election pursuant to this paragraph (d) within five Business Days after its receipt of the notice from the Buyer described in paragraph (b) above.

                                  ARTICLE VIII

                             ENVIRONMENTAL MATTERS

         8.1 Definitions. As used in this Article VIII, the term "Damages" shall have the meaning assigned to it under Section 6.1 and shall also include all "costs of response" within the meaning of CERCLA and all costs recoverable pursuant to any other Environmental Law.

         8.2  Environmental Indemnification by the Seller.

              (a) Subject to the terms and conditions of this Article VIII, with respect to any claim properly asserted in writing by the Buyer prior to the fifth anniversary of the Closing Date, the Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against:

                  (i) any Damages incurred or suffered by the Buyer or any subsidiary thereof, or any of their respective directors, officers, employees, agents and representatives, as a result of any failure by any Asset Seller to comply with any applicable Environmental Law prior to the Closing Date in connection with the operation of the Technical Services Business; and

                  (ii) any Damages incurred or suffered by the Buyer or any subsidiary thereof, or any of their respective directors, officers, employees, agents and representatives, as a

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

result of any Handling of Materials of Environmental Concern or Release of Materials of Environmental Concern to the Environment (which for purposes of this Agreement include the exposure of human beings to Materials of Environmental Concern) in connection with the operation of the Technical Services Business that occurred prior to the Closing Date.

              (b) The Seller's obligation set forth in Section 8.2(a) to indemnify and hold harmless the Buyer shall be subject to the following limitations:

                  (i) all Damages comprising costs and expenses incurred in
(x) the performance of actions necessary to comply with Environmental Law, (y) the payment of a fine or penalty pursuant to an Environmental Law or (z) the investigation and remediation of a Release of Materials of Environmental Concern to the Environment shall, subject to the other limitations set forth in this Article VIII, be indemnifiable pursuant to Section 8.2(a) only if such Damages are incurred (A) in response to an order, notice of violation or other directive issued by a Governmental Entity and directing the Buyer to specifically perform such activities or make such payments or (B) due to the performance of actions necessary to respond to and abate an imminent risk to human health or the environment;

                  (ii) the Buyer shall not be entitled to indemnification under this Article VIII for Damages that arise as a result of the Buyer's voluntary disclosure to a third party (other than a subsidiary of the Buyer) of information or data, except to the extent that the Buyer is required to do so pursuant to applicable law or the order, notice or other directive of a Governmental Entity specifically requiring such disclosure;

                  (iii) the Seller shall not be required to indemnify the Buyer for Damages that arise from the Buyer's failure to continue to perform properly all remedial actions and programs in existence and operation at the Technical Services Properties as of the Closing Date;

                  (iv) the Seller shall not be required to indemnify the Buyer for any Damages that are incurred as a result of a material change in the use of a Technical Services Property following the Closing Date; and

                  (v) whenever an obligation to investigate or remediate a Release of Materials of Environmental Concern to the Environment exists pursuant to an order, notice of violation or other directive issued by a Governmental Entity, costs and expenses incurred in connection with such activities shall, subject to the other limitations set forth in this Article VIII, be indemnifiable pursuant to Section 8.2(a) only to the extent (A) required for the remediation of Materials of Environmental Concern to industrial usage levels or risk based cleanup standards based upon industrial usage under applicable Environmental Law as of the date remediation is completed or (B) necessary to obtain a "no further action" letter or the equivalent from the Governmental Entity with primary jurisdiction thereof.

              (c) The Buyer shall give prompt written notification to the Seller of the commencement of any action, suit or proceeding for which indemnification under this Section 8.2 may be sought or, if earlier, upon the assertion of any claim or commencement of any inquiry for which indemnification under this Section 8.2 may be sought, whereupon the Seller shall assume exclusive control of the defense and settlement of such action, suit, proceeding, claim or inquiry; provided, however, that no delay on the part of the Buyer in notifying the Seller shall relieve the Seller from any obligation under this Section 8.2 except to the extent that the Seller is prejudiced thereby. Prior to the Seller's assumption of exclusive control, the Buyer may take such action, if any, as may be reasonably necessary to avoid a loss of its rights or to respond to and abate the existence of an imminent risk to human health or the environment; provided, however, that the Buyer shall not have the right to settle any such matter during such period. Without limiting the generality of the foregoing, if an obligation of the kind specified in Section 8.2(b)(i) exists: (i) the Seller shall determine, control and undertake the actions to be taken in order to comply with or satisfy such obligation and (ii) the Buyer shall be provided reasonable notice and opportunity to comment (at its own cost and expense) upon the Seller's plans for addressing such obligation. Without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed, the Seller shall conduct the defense and/or management of the matters that are the subject of this Section 8.2(c) so as not to, and shall only agree to terms for any settlement of such matters that will not, (x) subject the Buyer to new material Damages under an Environmental Law that are not subject to indemnification by the Seller under this Article VIII or
(y) significantly disrupt the Buyer's business or operations on any affected property.

              (d) In addition to the agreements of the Parties set forth in
Section 10.1, the Buyer shall, and shall cause its subsidiaries to, cooperate with the Seller (as the Seller may reasonably direct) in connection with the investigation, defense, settlement or performance of the Seller's agreements in this Section 8.2. Without limiting the generality of the foregoing, as to all matters with respect of which the Seller has agreed to indemnify the Buyer and its subsidiaries, the Buyer shall, and shall cause its subsidiaries to (i) assign (to the extent allowable by law) to the Seller (or its designee) all existing contracts with independent consultants, attorneys and other advisors relating to such matters, (ii) take all reasonable steps necessary to allow any counsel, consultants or other advisors representing the Technical Services Business with respect to such matters to represent the Seller (or its designee) with respect to such matters, and (iii) take all such other actions as the Seller may reasonably request to assist the Seller in respect of the foregoing.

         8.3  General Limitations.

              (a) The provisions of Sections 6.5 and 6.6 are applicable to this
Article VIII.

              (b) Except for claims based on actual fraud and for claims under Section 6.1(d), this Article VIII shall be the sole and exclusive remedy of (i) the Buyer and its subsidiaries against the Seller or any of its subsidiaries, and their respective present or former officers, directors and employees, agents, attorneys or contractors, and (ii) the Seller and its subsidiaries against the Buyer or any of its subsidiaries, and their respective present or former officers, directors and employees, agents, attorneys or contractors, for any and all claims, Damages or other matters related to the Technical Services Business and arising at any time under Environmental Laws or under any common law with respect to Materials of Environmental Concern.

              (c) The Buyer and the Seller hereby waive (and shall cause their subsidiaries and the respective successors and assigns of the Buyer, the Seller, and their respective subsidiaries to waive) any right to seek contribution or other recovery from each other or their subsidiaries or any present or former officer, director or employee, agent, attorney or contractor of the Buyer or any Asset Seller with respect to events related to the Technical Services Business prior to the Closing that the Buyer and its subsidiaries or any of them may now or in the future have under any Environmental Law or any common law providing for any remedy or right of recovery with respect to Environmental Matters or Materials of Environmental Concern other than as expressly provided for in this Article VIII. The Buyer and the Seller hereby release (and shall cause their subsidiaries and the respective successors and assigns of the Buyer, the Seller, and their respective subsidiaries to release) each other and their respective subsidiaries and all present or former officers, directors and employees, agents, attorneys or contractors of the Buyer or any Asset Seller from any and all such claims, demands and causes of action relating to the Technical Services Business.

         8.4  Environmental Indemnification by the Buyer.

              (a) Except as otherwise specifically provided in this Article VIII and regardless of whether the events giving raise to the Damages occurred or are alleged to have occurred before or after the Closing, from and after the Closing, the Buyer shall indemnify the Seller and its subsidiaries, and their respective directors, officers, agents and representatives, in respect of, and hold the Seller and its subsidiaries harmless against, any and all Damages related to the Technical Services Business arising under Environmental Laws or as a result of any Handling of Materials of Environmental Concern or Release of Materials of Environmental Concern to the Environment as to which the Seller is not obligated to indemnify the Buyer pursuant to this Article VIII.

              (b) The procedures set forth in Section 6.3 shall apply with respect to any claim for indemnification made by the Seller or its Affiliates pursuant to this Section 8.4.

                                   ARTICLE IX

                                   TAX MATTERS

         9.1  Payment of Taxes.

              (a) The Buyer, on the one hand, and the Asset Sellers, on the other hand, shall each be responsible for the payment of fifty percent of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other similar non-

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

Income Taxes arising in connection with the consummation of the transactions contemplated by this Agreement. The Asset Sellers shall be responsible for the payment of all Pre-Closing Income Taxes arising out of or relating to the Technical Services Business. The Seller shall promptly pay, or cause to be paid, after Closing any Pre-Closing Taxes that have given rise to, or could give rise to, any lien or other encumbrance on the Assets in the hands of the Buyer; provided, however, that the Seller shall not be required to pay such Taxes to the extent a reserve for the amount of such Taxes is set forth on the Final Closing Working Capital Statement.

              (b) For purposes of this Agreement:

                  (i) "Pre-Closing Taxes" means all Taxes for Tax periods (or portions thereof) ending on or before the Closing Date.

                  (ii) "Income Taxes" shall mean all Taxes that are imposed on or measured by income; and

                  (iii) in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period (or portion thereof) ending on the Closing Date shall be (A) in the case of any Income Taxes, and in the case of sales or use Tax, the amount which would be payable if the taxable year ended as of the end of the Closing Date and (B) in the case of any other Tax, such as property Tax, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.


                                    ARTICLE X

                               FURTHER AGREEMENTS

         10.1 Access to Information; Record Retention; Cooperation.

              (a) Access to Information. Subject to compliance with applicable laws and regulations regarding classified information and security clearance, during the ten year period commencing on the Closing Date, each Party shall afford to the other Party and to the other Party's Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including without limitation using reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, "Information") within the possession or control of such Party or its Affiliates, relating to the Technical Services Business or their respective businesses or operations prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 10.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing

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

and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any proposals, claims or other matters in any arbitration, mediation or administrative proceeding or litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

              (b) Access to Personnel. Following the Closing, each Party shall use reasonable efforts to make available to the other Party, upon written request, such Party's and its Affiliates' officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Technical Services Business or their respective businesses or operations prior to the Closing or for any other matter referred to in Section 10.1(a).

              (c) Reimbursement. A Party providing Information or personnel to the other Party under Section 10.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates, except to the extent that the total number of hours of services of such employees and directors made available by the providing Party and its Affiliates pursuant to this Section 10.1(c), together with the number of hours of services made available by the providing Party in providing the cooperation in litigation contemplated by Section 10.8, exceeds 1,000 hours in any calendar year. Any services beyond such 1,000 hours in any calendar year shall be provided at the providing Party's or its Affiliate's direct compensation costs as to the relevant employees (including without limitation costs for salary and benefits).

              (d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, each Party shall (and shall cause its Affiliates to) use reasonable efforts to preserve all Information in its possession pertaining to the Technical Services Business and its business and operations prior to the Closing until December 31, 2005. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

              (e) Preparation of Seller Financial Statements. Following the Closing, the Buyer shall cause the Technical Services Business to prepare and provide to the Seller and its Affiliates all information (subject to applicable laws regarding classified information and security clearance) relating to the Technical Services Business reasonably required for the Seller and its Affiliates to prepare the (i) Closing Working Capital Statement and (ii) financial statements of the Seller and its Affiliates. Without limiting the generality of the foregoing, the

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

Buyer shall cause the Technical Services Business to prepare, in accordance with past practice prior to the Closing, full accounting packages (which will be provided to the Seller in paper and electronic formats) using the Seller's normal accounting policies, principles, bases, methods and procedures and the Buyer shall cause the Technical Services Business to use its best efforts to act in full compliance with the reasonable timetable and instructions of the Seller. During the periods of preparation of the (i) Closing Working Capital Statement and (ii) audited financial statements of either Party that include pre-Closing periods, each Party shall use its best efforts to ensure that the other Party and its Affiliates (and their auditors) will be provided with full unrestricted access (subject to applicable laws regarding classified information and security clearance) to the Technical Services Business, its financial management and any accountant's work papers (subject to such person's executing and delivering such agreements, waivers and indemnification arrangements as the applicable accountants may request as a condition to such access), and their books, accounts and records and will be able to review the work being carried out in accordance with this Section.

              (f) Confidentiality. The Seller shall hold, and shall use reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the Technical Services Business within the possession of the Seller prior to Closing (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Seller in violation of the terms of this
Section 10.1, (ii) is or becomes available to the Seller following the Closing from a source other than the Buyer, provided that such source is not, to the knowledge of the Seller at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Buyer or any other party with respect to such information, or (iii) was or is independently developed by the Seller following the Closing without utilizing any Information or violating any of the Seller's obligations under this Agreement), and the Seller shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Information by judicial or administrative process, the Seller may so disclose the Information; provided, however, that, at the written request of the Buyer, the Seller shall use commercially reasonable efforts to obtain, at the expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

              (g) Performance of DARPA Agreement. From and after the
Closing, the Buyer and Wallac shall cooperate in the performance of the contract listed in Item 3 of Schedule 1.1(a)(v) in a manner substantially similar to the manner in which the Seller and Wallac have cooperated in the performance of such contract prior to the Closing.

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

         10.2 Covenant Not to Compete.

         During the period commencing on the Closing Date and continuing until the date that is 42 months after the Closing Date (the "Noncompetition Period"), the Seller shall not and shall cause each Noncompetition Party (as defined below) not to, directly or indirectly, engage in the business of (A) providing services to the United States Government (whether directly or indirectly as a subcontractor at any tier) for projects in the areas of base and range operations, sciences and engineering, logistics, asset management and chemical demilitarization or (B) providing privatization services for former military facilities of the United States Government, including related services to the tenants of such facilities (each of the businesses referred to in clauses (A) and (B) of this paragraph being hereinafter referred to as a "Competitive Business"); provided, however, that the foregoing covenant shall not prohibit, or be interpreted as prohibiting, any Noncompetition Party from:

              (a) continuing anywhere in the world in any type of business conducted by any Noncompetition Party on the date hereof, which is not part of the Technical Services Business;

              (b) entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Party for purposes primarily unrelated to a Competitive Business;

              (c) making equity investments in publicly owned companies which conduct a Competitive Business, provided such investments (on the date made) represent less than 5% of the outstanding capital stock of any such Competitive Business and do not confer control of such Competitive Business upon any Noncompetition Party; or

              (d) acquiring any person or entity which conducts a Competitive Business if either:

                  (i) in the calendar year prior to such acquisition, the revenues of such person or entity from its Competitive Business do not constitute more than 20% of the total revenues of such person or entity; or

                  (ii) the applicable Noncompetition Party promptly commences and thereafter pursues for a period of 12 months after such acquisition the transfer of that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by the applicable Noncompetition Party in its sole discretion, failing which the applicable Noncompetition Party shall for a period of three months following such 12 month period negotiate with the Buyer in good faith for the sale of such Competitive Business to the Buyer on terms and conditions and at


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

                       a price mutually agreeable to the applicable
                       Noncompetition Party and the Buyer.

For purposes of the Agreement, "Noncompetition Party" means each of the Seller and any direct or indirect majority-owned subsidiaries of the Seller while (but only while) such entity is a direct or indirect majority-owned subsidiary of the Seller.

         10.3 Disclosure Generally.

              (a) The inclusion of any information in the Disclosure
Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Technical Services Business, has or would have a TSB Material Adverse Effect, or is outside the Ordinary Course of Business. For purposes of this Agreement, the terms "to the Seller's knowledge," "known by the Seller" or other words of similar meaning shall mean the actual knowledge of the persons named in Schedule 10.3(a) hereof, and shall not refer to the knowledge of any other person or entity.

              (b) From time to time commencing on the date of this Agreement and until the Closing Date, the Seller shall deliver to the Buyer written notice of any event or development that would (i) render any statement, representation or warranty of the Seller in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by the Seller of, or a failure by the Seller to comply with, any agreement or covenant in this Agreement applicable to it.

              (c) From time to time commencing on the date of this Agreement and until the Closing Date, the Buyer shall deliver to the Seller written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to it.

         10.4 Acknowledgements by the Buyer. THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN ARTICLE II OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING WITHOUT LIMITATION ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE TECHNICAL SERVICES BUSINESS AND ANY SET FORTH IN THE DESCRIPTIVE MEMORANDUM PREVIOUSLY DELIVERED TO THE BUYER) ARE SPECIFICALLY DISCLAIMED BY THE SELLER.

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

         10.5 Certain Insurance Matters.

              (a) Novation Period Insurance Coverage. During the Novation Period, in accordance with terms and conditions of Section 1.6 hereof, the Buyer shall maintain the following insurance coverages with the limits set forth below in respect of the Novation Assets and the business conducted by the Asset Sellers pursuant to Section 1.6 hereof (subject in each case to the deductibles, limits and other terms and conditions of such policies):

         Type of Insurance                    Limit
         -----------------                    -----
         Workers' Compensation                Statutory Limit
         Employers' Liability                 $500,000 per occurrence
         General Liability                    $1,000,000 per occurrence
         Automobile Liability                 $1,000,000 per accident
         (covering owned, non-owned and
          hired vehicles)
         Umbrella Excess Liability            $10,000,000 per occurrence
         (excess of Employers', General
         and Auto Liability)

The Buyer shall be responsible for all costs and expenses incurred in maintaining the insurance coverages listed above.

              (b) Property Insurance. If property insurance coverage is required by the terms of any Government Contract or contract resulting from a Government Bid, the Buyer shall, during the Novation Period, maintain the requisite property insurance policies.

              (c) Other Insurance Matters. The Buyer shall provide to the
Seller at the Closing appropriate certificates of insurance evidencing the coverages described in Sections 10.5(a) and 10.5(b). During the Novation Period, the Buyer shall provide to the Seller written notice of any cancellation of, or material change to, the insurance coverages listed in Sections 10.5(a) and 10.5(b) at least 30 days prior to the effective date of any such cancellation or material change; provided, however, that the provision by the Buyer to the Seller of any such notice shall not relieve the Buyer from any of its duties and obligations to maintain the insurance coverages required by Sections 10.5(a) and 10.5(b) hereof.

              (d) Post-Novation Period Insurance. After the Novation Period, the Buyer shall be responsible for maintaining insurance coverages at levels and on terms customary for an entity of similar size engaged in similar operations, but in no event less than what is required by the Government Contracts or subcontracts for which any Asset Seller is or may be liable, whether under the terms of the Novation Agreement or otherwise. The Buyer shall, from time to time and at the request of the Seller, provide the Seller with certificates of insurance evidencing the coverages contemplated by this Section 10.5(d).

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

              (e) Pre-Closing Insurance Matters. The Buyer shall be entitled to the benefit and receipt of, and the Seller agrees to use commercially reasonable efforts to pursue, any claims and/or recoveries under any insurance policies maintained by any of the Asset Sellers with respect to matters which constitute Assumed Liabilities (subject in each case to the deductibles, limits and other terms and conditions of such policies). The Asset Sellers shall use commercially reasonable efforts to maintain, and shall not take any steps to prospectively or retrospectively cancel, buy-out or remove the Asset Sellers as additional insureds from, any and all insurance policies providing coverage for all periods prior to Closing with respect to any events, occurrences or matters occurring prior to the Closing which constitute or may constitute Assumed Liabilities (subject in each case to the deductibles, limits and other terms and conditions of such policies).

         10.6 Certain Employee Benefits Matters.

              (a) Pre-Closing Conduct; Other Liabilities. The Buyer shall be liable for any amounts to which any employee of an Asset Seller engaged in the Technical Services Business (a "Technical Services Employee") becomes entitled under any employment arrangements implemented by the Buyer or that exists or arises (or may be deemed to exist or arise) under any applicable law or otherwise, as a result of, or in connection with, (i) the employment of any Technical Services Employee by the Buyer after the Closing Date or (ii) the termination of employment of any Technical Services Employee by the Buyer after the Closing Date.

              (b) Offer of Employment.

                  (i) The Parties intend that there shall be continuity of employment with respect to all Technical Services Employees. The Buyer shall offer employment as an employee at will (with respect to employees not covered by collective bargaining agreements) commencing on the Closing Date to all Technical Services Employees, including without limitation those on vacation, leave of absence, disability or layoff, on terms (including without limitation salary, fringe benefits, job responsibility and location but excluding any benefits provided under any equity or non-qualified deferred compensation plan) no less favorable in the aggregate than those provided to such employees by the Seller or its Affiliates immediately prior to the Closing Date. The Buyer will give credit for past service with the Seller or its Affiliates for purposes of participation, vesting and eligibility for benefit levels, but not for benefit accrual purposes. Those persons who accept the Buyer's offer of employment and who commence working with the Buyer on the Closing Date shall hereafter be referred to as "Transferred Employees."

                  (ii) The Asset Sellers shall use reasonable efforts to assist the Buyer in its efforts to hire the Technical Services Employees and, in connection therewith, in communicating with the individuals employed by the Technical Services Business regarding employment of such individuals by the Buyer following the Closing. For a period of two years from the Closing Date, the Seller shall not solicit (other than by general advertising) the services of any employee of the Buyer who was an employee of the Technical Services
Business on the

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

Closing Date; provided, however, that nothing herein shall prohibit the Seller from hiring any such person who initiates, directly or indirectly, discussions with the Seller regarding potential employment.

              (c) 401(k) Plan Transfer. As soon as practicable after the Closing Date, the Seller shall cause the transfer of (i) the balances of all accounts (including without limitation after-tax accounts) of the current Technical Services Employees who participate under the EG&G, Inc. Savings Plan (the "Existing 401(k) Plan"), including without limitation outstanding loans of such persons, (ii) assets having a value equal to said account balances to a profit-sharing plan maintained by the Buyer which is qualified under Section 401(a) of the Code and which includes a cash or deferred arrangement which qualifies under Section 401(k) of the Code (the "Buyer's 401(k) Plan"), and
(iii) an amount equal to the matching contributions which would be paid to such employees calculated as if the Closing Date were the last day of the plan year of the Existing 401(k) Plan. The Buyer shall, prior to the Closing, notify the Seller in writing of the identity of the Buyer's 401(k) Plan and shall cause the Buyer's 401(k) Plan to accept the transfers referred to in the prior sentence. The assets transferred shall consist of the assets allocated under the Existing 401(k) Plan to the accounts of current Technical Services Employees, including without limitation promissory notes evidencing outstanding loans of such persons. From and after such asset transfer, the Buyer shall assume all responsibility with respect to the Existing 401(k) Plan, including without limitation all responsibility for the management and administration of the account balances of the current Technical Services Employees under the Existing 401(k) Plan and the Seller shall have no further obligations with respect thereto.

              (d) Defined Benefit Plans.

                  (i) As of the Closing Date, the Seller shall cause to be transferred from the EG&G Employees Retirement Plan ("ERP") to either a new pension plan adopted by the Buyer or an existing pension plan maintained by the Buyer ("Buyer Pension Plan") obligations for the pension benefits accrued through the Closing Date under the ERP for employees, former employees, retirees (and in all cases beneficiaries thereof) of any Asset Seller who are or were engaged in the Technical Services Business ("Participants"). The Buyer Pension Plan (A) is intended to be qualified (or to remain qualified) under Code Section 401(a) and (B) with respect to Participants, shall be identical in all material respects to the terms of the ERP.

                  (ii) In conjunction with such transfer of pension liabilities, the Seller shall cause to be transferred from the trust maintained under the ERP to a trust maintained under the Buyer Pension Plan assets in the form of cash and marketable securities with a market value equal to the market value of the assets maintained under Cost Accounting Standard ("CAS") 413 for the Technical Services Business pursuant to the Seller's established cost accounting practices under the ERP ("CAS 413 Amount"); provided, however, that in no event will the amount to be transferred be greater than the maximum amount permitted to be transferred, or less than the minimum amount required to be transferred, under Section 414(l) of the Code and the

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

regulations thereunder. As soon as possible following the Closing Date, the Seller shall cause the pension assets associated with the Participants to be transferred from the EG&G Master Trust to a pension trust designated by the Buyer. Notwithstanding the above, if it is not possible by the Closing Date to finalize the amount of pension assets to be transferred from the ERP to the Buyer Pension Plan, then, no later than the Closing Date, the Seller shall cause to be transferred from the ERP to the Buyer Pension Plan a substantial portion of such pension assets and, as soon as possible after the Closing Date, but in no event later than 16 weeks, the Seller shall cause to be transferred from the ERP the amounts necessary to complete the transfer (which shall include net earnings attributable to such additional amount from the Closing Date to the date of final transfer).

                  (iii) To the extent that the amount of assets actually transferred pursuant to the preceding paragraph is less than the CAS 413 Amount, the Seller will be solely responsible for the settlement of any related "segment closing" obligations with the United States Government. To the extent the amount of assets transferred pursuant to the preceding paragraph is greater than the CAS 413 Amount, then, at such time or times, if any, as the Buyer receives governmental reimbursement by reason of, and for the amount of, such excess (or any part thereof) the Buyer shall promptly pay to the Seller the amount of such reimbursement. The Buyer shall use commercially reasonable efforts to obtain, for the Seller's benefit, any such governmental reimbursements.

                  (iv) Upon completion of the transfers of assets and liabilities described in this Section 10.6(d), the Buyer shall become responsible for, and the Seller shall cease to have any responsibility for, the pension liabilities which are transferred in accordance with Section 10.6(d) and are associated with Participants under the ERP and under the EG&G Retiree Medical Plan.

              (e) Retiree Medical Benefits.

                  (i) As of the Closing Date, the Seller shall cause to be transferred from the Seller to the Buyer obligations for retiree medical benefits accrued by the Participants prior to the Closing Date. The Buyer will establish a funding vehicle for these retiree medical benefits under the Buyer Pension Plan that (A) is intended to be qualified under Code Section 401(h) and
(B) with respect to Participants, shall be substantially identical to the terms of the EG&G Retiree Medical Plan and the ERP provisions pertaining to the EG&G Retiree Medical Plan.

                  (ii) In conjunction with the transfer of retiree medical liabilities, the Seller shall cause to be transferred from the trust maintained under the ERP to a trust maintained under the Buyer Pension Plan assets in cash and marketable securities with a market value equal to the market value of the assets maintained under CAS 416 and/FAR Subpart 31.205-6(o) for the Technical Services Business pursuant to the Seller's established cost accounting practices under the ERP ("CAS 416 Amount"); provided, however, that in no event will the amount to be transferred be greater than the maximum amount required to be transferred, or less than the minimum amount permitted to be transferred, under the Code and the regulations thereunder. As soon as possible following the Closing Date, the Seller shall cause the retiree medical assets associated with the Participants to be transferred from the EG&G Master Trust to a pension trust designated by the Buyer. Notwithstanding the above, if it is not possible by the Closing Date to finalize the amount of retiree medical assets to be transferred from the ERP to the Buyer Pension Plan then, no later than the Closing Date, the Seller shall cause to be transferred from the ERP to the Buyer Pension Plan a substantial portion of such assets and, as soon as possible after the Closing Date, but in no event later than 16 weeks, the Seller shall cause to be transferred from the ERP the amounts necessary to complete the transfer (which shall include earnings attributable to such additional amount from the Closing Date to the date of final transfer).

                  (iii) To the extent that the amount of assets actually transferred pursuant to the preceding paragraph is less than the CAS 416 Amount, the Seller will be solely responsible for the settlement of any related obligations with the United States Government. To the extent the amount of assets transferred pursuant to the preceding paragraph is greater than the CAS 416 Amount, then, at such time or times, if any, as the Buyer receives governmental reimbursement by reason of, and for the amount of, such excess (or any part thereof) the Buyer shall promptly pay to the Seller the amount of such reimbursement. The Buyer shall use commercially reasonable efforts to obtain, for the Seller's benefit, any such governmental reimbursements.

                  (iv) Upon completion of the transfers of assets and liabilities described in this Section 10.6(e), the Buyer shall become responsible for, and the Seller shall cease to have any responsibility for, the retiree medical liabilities which are transferred in accordance with Section 10.6(e) and are associated with Participants under the ERP and under the EG&G Retiree Medical Plan.

              (f) Calculations. The calculations contemplated by Section 10.6(d) and (e) shall be made first by the Seller's actuary. The Seller's actuary shall provide a copy of such calculations to the Buyer's actuary promptly upon completion thereof along with such other information as the Buyer's actuary may reasonably request. The Buyer's actuary shall be provided with sufficient data to verify such calculations prior to the finalization of the asset transfer. If the Buyer's actuary concludes that the calculations made by the Seller's actuary are incorrect or inconsistent with Section 10.6(d) or
(e), the Parties shall seek to reduce the difference among themselves or, if they are unable to do so, shall resolve such matter in accordance with the following procedure:

                  (i) If the Parties do not reach a final resolution within 30 days after the Seller's actuary has provided the calculations to the Buyer's actuary, unless the Parties mutually agree to continue their efforts to resolve such differences, an actuary selected jointly by the Buyer's actuary and the Seller's actuary (or, if such actuaries are unable to jointly agree on such an actuary, an arbitrator selected by the Washington, D.C. office of the American Arbitration Association) (the "Arbitrator") shall resolve such differences in the manner provided below. The Parties shall each be entitled to make a presentation to the Arbitrator, pursuant to

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

procedures to be agreed to among the Seller, the Buyer and the Arbitrator, advocating the merits of the calculations espoused by such Party; and the Arbitrator shall be required to resolve the differences between the Parties and determine the appropriate calculations within ten Business Days thereafter. Such determination by the Arbitrator shall be conclusive and binding upon the Parties, absent fraud or manifest error.

                  (ii) Nothing herein shall be construed to authorize or permit the Arbitrator to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the calculations referenced in this Section 10.6(f).

                  (iii) The Seller, on the one hand, and the Buyer, on the other hand, shall share equally the fees and expenses of the Arbitrator; provided that if the Arbitrator determines that one Party has adopted a position or positions with respect to the calculations referenced in this Section 10.6(f) that is frivolous or clearly without merit, the Arbitrator may, in his discretion, assign a greater portion of any such fees and expenses to such Party.

The Seller and the Buyer shall cooperate to file any necessary governmental forms with respect to the above-described transfer of assets and liabilities.

              (g) Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 10.6 or as otherwise required by applicable law, the Technical Services Employees shall cease to participate in or accrue further benefits under the TSB Plans immediately prior to the Closing Date. Starting on the Closing Date, the Buyer shall, for a period ending on the date twelve (12) months after the Closing Date, provide each Transferred Employee who continues his or her employment after the Closing Date with total cash compensation (including without limitation base salary and bonus opportunity at least equal to those in effect on the Closing Date but excluding any benefit provided under any equity or non-qualified deferred compensation plan) that is no less favorable in the aggregate to such Transferred Employee's total cash compensation immediately prior to the Closing Date. Starting on the Closing Date, the Buyer shall also, for a period ending on the date twelve (12) months after the Closing Date, maintain (or cause its subsidiaries to maintain) employee benefit plans, agreements, programs, policies and arrangements for the benefit of each Transferred Employee that are not materially less favorable in the aggregate than the Employee Benefit Plans in effect immediately prior to the Closing Date with respect to such Transferred Employee ("Buyer Plans"); provided, that such comparison shall exclude, and the Buyer shall not be required to provide to any Transferred Employee, any equity plan or non-qualified deferred compensation plan. Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date the Buyer shall, for a period ending on the date twelve (12) months after the Closing Date, maintain (or cause its subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each Transferred Employee that is no less favorable than the plan, program or practice in effect immediately prior to the Closing Date with respect to such Transferred Employee and which is disclosed in the Disclosure Schedule.

              (h) Multiemployer Plans. If, solely as the result of any transfer of Assets from an Asset Seller to the Buyer pursuant to the terms and conditions of this Agreement, an Asset Seller (i) ceases operations covered under any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which such Asset Seller contributes, is required to contribute or has ever been required to contribute and which covers current Technical Services Employees (a "Multiemployer Plan") or (ii) ceases to have an obligation to contribute to a Multiemployer Plan under circumstances that would cause the occurrence of a complete or partial withdrawal by such Asset Seller from such Multiemployer Plan, then the following provisions shall apply with respect to such Multiemployer Plan:

                  (i) From and immediately after the Closing, the Buyer shall be obligated to contribute to the Multiemployer Plan with respect to the operations for substantially the same number of contribution base units for which the applicable Asset Seller was obligated to contribute to the Multiemployer Plan with respect to the operations;

                  (ii) The Buyer shall provide to the Multiemployer Plan for a period of five plan years of the Multiemployer Plan (individually, a "Plan Year" and collectively, "Plan Years") commencing with the first Plan Year beginning after the Closing, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plan or (if permitted by the Multiemployer Plan) a letter of credit issued by such a bank or institution, in an amount equal to the greater of (A) the average annual contribution required to have been made by the Asset Seller with respect to the operations under the Multiemployer Plan for the three Plan Years preceding the Plan Year in which the Closing occurs, or (B) the annual contribution that the Asset Seller was required to have made with respect to the operations under the Multiemployer Plan for the last Plan Year before the Plan Year in which the Closing occurs, which bond or escrow shall be paid to the Multiemployer Plan if the Buyer withdraws from the Multiemployer Plan or fails to make a contribution to the Multiemployer Plan when due, at any time during the first five Plan Years beginning after the Closing; and

                  (iii) If the Buyer withdraws from the Multiemployer Plan in a complete withdrawal or a partial withdrawal with respect to the operations during such first five Plan Years and does not pay any withdrawal liability resulting therefrom, the Asset Seller shall be secondarily liable for any withdrawal liability it would have had to the Multiemployer Plan with respect to the operations covered under the Multiemployer Plan (but for Section 4204 of ERISA) if the liability of the Buyer with respect to such Multiemployee Plan is not paid.

This Section 10.6(h) is intended to meet the conditions established under
Section 4204(a)(1) of ERISA for relief from liability for a complete or partial withdrawal and shall be interpreted and applied accordingly. The Buyer and each Asset Seller agree to cooperate to obtain the benefits of the variance under 29 C.F.R. ss. 4204.11, if available, or, if not, to seek an individual variance or exemption under 29 C.F.R. ss. 4204.21.

The Buyer agrees that it is obligated (i) to make all contributions which may be required to be made to the Multiemployer Plans from and immediately after the Closing and (ii) to pay any withdrawal liability imposed under the Multiemployer Plans based on events occurring from and immediately after the Closing, and that the Asset Sellers shall have no liability therefor.

              (i) Welfare Plans. With respect to any Buyer Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) or any Buyer Plan providing health and welfare benefits, the Buyer shall (i) cause to be waived any pre-existing condition limitations, (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Transferred Employees with respect to similar plans maintained by the Asset Sellers immediately prior to the Closing Date and (iii) recognize all credited service for purposes of eligibility and vesting and level of benefits to the same extent such service was recognized under similar plans maintained by the Asset Sellers immediately prior to the Closing Date. The Buyer shall make appropriate arrangements to allow the use by Transferred Employees of any accrued benefits under any cafeteria plan or medical flexible spending account (as defined in Section 125 of the Code and proposed, temporary and final regulations thereunder) which was maintained by any Asset Seller for such Transferred Employees. The Asset Sellers shall remain solely liable for any and all liabilities to or in respect of the Transferred Employees or their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, or other health or welfare or fringe benefits or expense reimbursements which claims relate to or are based on an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, disability, condition or confinement which occurs on or before the Closing Date) but in each case only to the extent such liabilities are not reflected on the Final Closing Working Capital Statement.

              (j) Accrued Personal, Sick and Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any Transferred Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Transferred Employee immediately prior to the Closing Date (the "PSV Policies"), the Buyer shall assume the liability for such accrued personal, sick or vacation time and allow such Transferred Employee to use such accrued personal, sick or vacation time; provided, however, that if the Buyer deems it necessary to disallow such Transferred Employee from taking such accrued personal, sick or vacation time, the Buyer shall be liable for and pay in cash to each such Transferred Employee an amount equal to such personal, sick or vacation time in accordance with the terms of the PSV Policies; and provided, further, that the Buyer shall be liable for and pay in cash an amount equal to such accrued personal, sick or vacation time to any Transferred Employee whose employment terminates for any reason subsequent to the Closing Date.

              (k) U.S. WARN Act. The Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff' (as defined in WARN) or similar event affecting employees and occurring on or after the

Closing Date or arising as a result of the transactions contemplated hereby. The Buyer shall indemnify and hold harmless the Seller as provided in Article VI of this Agreement against all Damages relating to, resulting from or arising out of WARN or any similar state plant closing law arising from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date.

              (l) U.S. COBRA. The Buyer agrees to provide any required notice under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and any other applicable law on or after the Closing Date. The Buyer shall have no responsibility for COBRA notice obligations arising before the Closing. The Buyer shall indemnify and hold harmless the Seller and its Affiliates as provided in Article VI of this Agreement against all Damages relating to, resulting from or arising out of COBRA or any other applicable law arising from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date.

              (m) Retention Bonuses. The Asset Sellers shall remain solely liable for payment of any retention bonuses under agreements entered into by the Asset Sellers, whether or not disclosed in the Disclosure Schedule.

              (n) Transition Services. For a period of 90 days after the Closing, the Seller shall provide the Buyer with reasonable assistance in the performance of such administrative functions relating to the Transferred Employees or their benefits and for such reasonable compensation as the Buyer and the Seller shall agree. To the extent allowed under ERISA, the Seller shall act as an agent and not a fiduciary in performing such administrative functions. The Buyer shall provide the Seller with such information possessed by the Buyer as the Seller may reasonably require to carry out such administrative functions and the Seller may rely on such information supplied.

              (o) Incentive Compensation Reimbursements. The Seller shall, reasonably promptly following the Closing, pay all amounts due to the Technical Services Employees under the Asset Sellers' performance incentive plans for the period of fiscal 1999 up to and including the Closing Date.

         10.7 Certain Government Contract Matters.

              (a) With respect to provisional indirect rates ("Indirect
Rates") for allocable and allowable overhead and general and administrative expenses under each Government Contract and contract resulting from a Government Bid included in the Assets for any fiscal year or partial fiscal year prior to Closing that has not been audited by, and reached a final close-out agreement with, the U.S. Government as of the date of the Closing:

                  (i) Except for Seller Responsible G&A Expenses (as defined below), the Buyer shall be entitled to any benefits of, and shall be liable for any adverse adjustments of, the final Indirect Rates with respect to overhead and general and administrative expenses of the Technical Services Business, including without limitation overhead and general and

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

administrative expenses of the strategic business enterprises of the Technical Services Business and the strategic business unit ("SBU") expenses for fiscal 1998 and 1999 (the expenses for which the Buyer is responsible pursuant to this clause (i) being hereinafter referred to as the "Buyer Responsible G&A Expenses"); and

                  (ii) the Asset Sellers shall be entitled to any benefits of, and shall be liable for any adverse adjustments of, the final Indirect Rates
(A) for the Asset Sellers' allocable corporate general and administrative expenses for all periods as set forth in the Seller's approved Corporate Disclosure Statement applicable to the relevant period and (B) for the Technical Services Group ("TSG") general and administrative expenses for periods prior to fiscal 1998 as set forth in the Sellers' approved Technical Services Group Disclosure Statement applicable to the relevant period (the expenses for which the Asset Sellers are responsible pursuant to this clause
(ii) being hereinafter referred to as the "Seller Responsible G&A Expenses").

              (b) The Buyer and the Seller shall cooperate and use their commercially reasonable efforts to cause such expenses to be reimbursed or any adverse adjustment to be minimized under the applicable Government Contract or contract resulting from a Government Bid in accordance with the foregoing agreement. In the event an adverse final adjustment for any fiscal year or partial fiscal year prior to the Closing includes any amount for Seller Responsible G&A Expenses, the Seller shall reimburse the Buyer for such amount within 10 Business Days after receipt of a written request therefor from the Buyer. Such request shall include, at a minimum, documentation establishing the adverse final adjustment in the amount that is attributable to the Seller Responsible G&A Expenses. In the event a favorable final adjustment for any fiscal year or partial fiscal year prior to Closing includes any amount for Seller Responsible G&A Expenses, the Buyer shall pay the Seller such amount within 10 Business Days after the Buyer's receipt thereof. The Buyer agrees to diligently pursue in good faith the payment of any such favorable final adjustment.

              (c) Any costs, including without limitation legal fees, incurred to settle or adjudicate a reimbursement or an adjustment resulting from an audit of any Government Contract or contract resulting from a Government Bid included in the Assets for any fiscal year or partial year up to the Closing Date shall be the responsibility of the Buyer to the extent of, and in proportion to, the Buyer Responsible G&A Expenses for such fiscal year or partial year, and shall be the responsibility of the Seller to the extent of, and in proportion to, the Seller Responsible G&A Expenses for such fiscal year or partial year.

              (d) With respect to any adjustments for any fiscal year or partial fiscal year from and after the Closing, the Buyer shall be solely responsible for all costs, including without limitation legal fees, that may be incurred to settle or adjudicate any reimbursement or adjustment resulting from an audit of a Government Contract or contract resulting from any Government Bid included in the Assets.

         10.8 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already

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

instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Technical Services Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including without limitation legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation, unless the total number of hours of services made available by the providing Party in providing the cooperation in litigation contemplated by this Section 10.8, together with the number of hours of services of the employees and directors made available by the providing Party and its Affiliates in providing the Information and personnel contemplated by
Section 10.1(c), exceeds 1,000 hours in any calendar year. Any services beyond such 1,000 hours in any calendar year shall be provided at the providing Party's or its Affiliate's direct compensation costs as to the relevant employees (including without limitation costs for salary and benefits).

         10.9 Use of EG&G Name.

              (a) Effective as of the Closing Date, the Buyer grants to the Asset Sellers and their Affiliates a fully paid, royalty free, non-exclusive, worldwide license to use the "EG&G" name and any related marks and logos, and any variations thereof (collectively, the "Corporate Name"), in connection with the conduct of their respective businesses as follows:

                  (i) For a period of 24 months after the Closing, the Asset Sellers and each of their respective Affiliates shall have the right to (A) use the Corporate Name in any promotional materials, purchase orders, invoices, sales orders, labels, packaging materials, letterhead, documents, imprints, stamps, tooling, dies and the like, and (B) sell, market and distribute any products which bear the Corporate Name.

                  (ii) For a period of 12 months after the Closing, the Asset Sellers and their respective Affiliates shall have the right to continue to use the Corporate Name as part of their respective corporate names and on signage, invoices and preprinted business forms.

              (b) The Seller agrees that the use of the Corporate Name by the Asset Sellers pursuant to this Section 10.9 shall be consistent with the Asset Sellers' past use of the Corporate Name in connection with the business of the Asset Sellers and, with respect to such use, the Asset Sellers shall adhere to the same quality standards to which the Asset Sellers adhered immediately prior to the Closing Date.

              (c) No later than six months after the Closing, the Seller shall cause its name and the name of any of its subsidiaries that include the Corporate Name, to exclude the Corporate Name, except that the Corporate Name may continue to be used solely for purposes of finalizing the Novation pursuant to Section 1.6.

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

              (d) Prior to the date four months after the Closing, the Seller shall call a meeting of its shareholders for the purpose of approving an amendment to its Articles of Organization to effect a change in the Seller's name to a name that excludes the Corporate Name. In the event that the shareholders of the Seller fail to approve such amendment at such meeting, then, notwithstanding anything in this Section 10.9 to the contrary, the licenses granted to the Asset Sellers and their Affiliates pursuant to this Section 10.9 shall constitute perpetual and irrevocable licenses for the purposes set forth herein.

         10.10 Repayment of EC III Loan. The parties acknowledge that, promptly following the Closing, Cortez III Services Corporation ("Cortez"), the joint venture partner of the Technical Services Business in EC III, Inc. ("EC III"), shall seek to obtain financing for Cortez' 50% portion of the working capital of EC III. Promptly following receipt of such financing by Cortez, each of the Buyer and Cortez shall pay to the Seller an amount equal to one-half of the Pay-Off Amount (as defined below) as of such date, or contribute such amounts to EC III and cause EC III to pay such amounts to the Seller, in either case in satisfaction of the obligation of EC III under the EC III Loan. In the event that the repayment of the EC III Loan contemplated by the proceeding sentence has not occurred by March 31, 2000, then (a) the Buyer shall promptly pay to the Seller an amount equal to one-half of the Pay-Off Amount as of such date in satisfaction of one-half of the EC III Loan and (b) the Buyer shall cause EC III to deliver to the Seller one-half of all amounts received by EC III from the United States Government as received, as payment on account of the remaining balance of the EC III Loan, until such time as the Pay-Off Amount has been reduced to zero. For purposes of this Agreement, the term "Pay-Off Amount" means, as of a particular date, the entire outstanding principal amount of the EC III Loan on such date, together with all unpaid, accrued interest thereon through and including such date.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall have the right to review such press release or announcement prior to its publication).

         11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person (including without limitation with respect to any employee or former employee of the Seller, the Buyer or any of their Affiliates, any Transferred Employees and any Technical Services Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article VI and Article VIII are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

         11.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

         11.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement (which shall survive the Closing of the transactions contemplated hereby) constitute the entire agreement between the Buyer, on the one hand, and the Seller, on the other hand. This Agreement supersedes any prior understandings, agreements, or representations by or between the Buyer, on the one hand, and the Seller, on the other hand, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

         11.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, (a) the Buyer may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that (i) such assignment will not materially delay or impair the process of novating the Government Contracts, Government Bids and contracts resulting from Government Bids contemplated by Section 1.6 or adversely affect or delay the ability of the Parties to close the transactions contemplated hereby and (ii) such assignment will not relieve the Buyer from its obligations hereunder, and (b) the Buyer may collaterally assign its rights under this Agreement to parties providing financing to the Buyer.

         11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

         11.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

              If to the Seller:               EG&G, Inc.

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
                                              45 William Street
                                              Wellesley, MA 02481
                                              Attention: General Counsel
                                              Telephone: (781) 237-5100
                                              Telecopy:  (781) 431-4185

              Copy to:                        Hale and Dorr LLP
                                              60 State Street
                                              Boston, MA 02109
                                              Attention: David E. Redlick, Esq.
                                              Telephone: 617-526-6000
                                              Telecopy:  617-526-5000

              If to the Buyer:                ETS Acquisition Corporation
                                              c/o The Carlyle Group

                                              1001 Pennsylvania Avenue
                                              Suite 200
                                              Washington, D.C. 20004
                                              Attention: Allan Holt
                                              Telephone: (202) 347-2626
                                              Telecopy:  (202) 347-1818

              Copy to:                        Latham & Watkins
                                              1001 Pennsylvania Avenue, N.W.
                                              Suite 1300
                                              Washington, D.C. 20004
                                              Attention: Bruce Rosenblum, Esq.
                                              Telephone: 202-637-2200
                                              Telecopy:  202-637-2201

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including without limitation personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

         11.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         11.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         11.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

         11.14 Dispute Resolution.

              (a) General. In the event that any dispute should arise between the Parties with respect to any matter covered by this Agreement or the interpretation of this Agreement (other than the calculation of the Final Closing Working Capital Statement, which shall be settled exclusively in accordance with Section 1.4), the Parties shall resolve such dispute in accordance with the procedures set forth in this Section 11.14

              (b) Arbitration.

                  (i) Subject to first satisfying the requirements of Section 6.3(c), if applicable, any Party may submit any matter referred to in
Section 11.14(a) to arbitration by
notifying the other Parties, in writing, of such dispute. Within 30 days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, that if the Parties cannot agree on an arbitrator within such 30-day period, the arbitrator shall be selected by the Washington, District of Columbia, Office of the American Arbitration Association. The arbitrator shall be a retired federal or state judge and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party. If neither the Parties nor the Washington, District of Columbia Office of the American Arbitration Association is able to identify a retired federal or state judge to serve as the arbitrator, the Washington, District of Columbia Office of the American Arbitration Association shall select an arbitrator from the CPC Panel of Distinguished Neutrals of the CPR Institute for
 Dispute Resolution.

                  (ii) Within 30 days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

                  (iii) The arbitrator shall set a date for a hearing, which shall be no later than 45 days after the submission of written proposals pursuant to Section 11.14(b)(ii), to discuss each of the issues identified by the Parties. Each Party shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence.

                  (iv) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in Section 11.14(b)(iii). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

                  (v) The (A) attorneys' fees of the Parties in any arbitration,
(B) fees of the arbitrator, and (C) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

                  (vi) Any arbitration pursuant to this Section 11.14 shall be conducted in Washington, District of Columbia. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the Parties.

                  (vii) Notwithstanding the foregoing, nothing in this Section
11.14 shall be construed as limiting in any way the right of a Party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.

         11.15 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated

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

thereunder, unless the context requires otherwise. All references to "$", "Dollars" or "US$" refer to currency of the United States of America.

         11.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.17 Facsimile Signature. This Agreement may be executed by facsimile signature.

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


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                      EG&G, INC.


                                      By:_________________________________
                                      Name:_______________________________
                                      Title:______________________________


                                      ETS ACQUISITION CORPORATION


                                      By:_________________________________
                                      Name:_______________________________
                                      Title:______________________________






                 [Signature Page to Purchase and Sale Agreement]


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